UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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CENVEO, INC.
(Exact name of Registrant as specified in its charter.)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 28, 2017

Dear Fellow Shareholders:

Please be advised that Cenveo will hold its Annual Meeting of Shareholders on Thursday, April 27, 2017 at 8:00 a.m. Eastern Time at the offices of Cenveo, Inc., 200 First Stamford Place, Stamford, Connecticut 06902. At this meeting, we plan on having a similar format as last year with only a legal agenda as outlined on the attached notice on the following page.

As in the past, your vote is very important to all of us at Cenveo and we encourage you to sign and return your proxy card so that your shares will count. Thank you.

Robert G. Burton, Sr.
Chairman and Chief Executive Officer
Shareholder
Bondholder

2017
Notice of Annual Meeting of Shareholders
and Proxy Statement

To the Holders of Common Stock of Cenveo, Inc.:

The 2017 Annual Meeting of Shareholders of Cenveo, Inc. will be held as follows:

When:	8:00 a.m. Eastern Time, Thursday, April 27, 2017
Where:	Cenveo, Inc. 200 First Stamford Place Stamford, Connecticut 06902

The purpose of the Annual Meeting is to consider and take action on the following:

1.	Elect six directors for one-year terms;

2.	Ratify the appointment of BDO USA, LLP by the Board's Audit Committee as the Company's Independent Registered Public Accounting Firm for the year ending December 30, 2017;

3.	Approve, by a non-binding advisory vote, 2016 compensation paid to the Company's named executive officers;

4.	Recommend, by a non-binding, advisory vote, the frequency of future advisory votes on executive compensation;

5.	Approval of the Cenveo, Inc. 2017 Long-Term Equity Incentive Plan; and

6.	Attend to any other business properly presented at the meeting or any adjournment thereof.

Holders of Cenveo, Inc. Common Stock of record at the close of business on March 13, 2017 are entitled to vote at the Annual Meeting and any adjournment thereof.

Please sign, date, and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly so that a quorum may be represented at the meeting. Any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors,

Ian R. Scheinmann Senior Vice President, Legal Affairs and Company Secretary Shareholder
March 28, 2017

PROXY STATEMENT
Cenveo, Inc.
200 First Stamford Place
Stamford, CT 06902

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on April 27, 2017
The proxy statement and annual report to security holders
are available at www.cenveo.com

Table of Contents
Proxy Statement Summary	1
Information about the Meeting and Voting	2
Common Stock Ownership	4
Related Person Transactions	6
Board of Directors	7
Agenda Items to be Voted Upon	16
Item 1. Election of Directors
Item 2. Ratification of the Appointment of BDO USA, LLP as Independent Registered Public Accounting Firm for the year ending December 30, 2017
Item 3. Advisory Approval of Executive Compensation
Item 4. Frequency of Future Advisory Votes on Executive Compensation
Item 5. Approval of the Cenveo, Inc. 2017 Long-Term Equity Incentive Plan
Item 6. Attend to Any Other Business Properly Presented at the Meeting
Audit Committee	27
Compensation Discussion and Analysis	30
Other Information	51
Annex A. Cenveo, Inc. 2017 Long-Term Equity Incentive Plan	53

Your Vote is Important
Please sign, date and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly so that a quorum may be represented at the meeting. Any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the meeting may withdraw their proxies and vote in person.

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting.

Attending the Annual Meeting of Shareholders
If you plan to attend the Annual Meeting in person, please vote your proxy and bring your identification to the Annual Meeting. If you hold your shares in the name of a bank, broker or other institution, you may obtain admission to the Annual Meeting by presenting proof of your ownership of Cenveo Common Stock as of March 13, 2017.

Agenda and Voting Recommendations
Item	Description	Board Recommendation	Page
1	Election of Directors	FOR each nominee	17
2	Ratification of BDO USA, LLP as Independent Registered Public Accounting Firm for the Fiscal Year Ending December 30, 2017	FOR	21
3	Advisory Approval of Executive Compensation	FOR	21
4	Frequency of Future Advisory Votes on Executive Compensation	ONE YEAR	22
5	Approval of the Cenveo, Inc. 2017 Long-Term Equity Incentive Plan	FOR	23

Current Board of Directors *
Name	Age	Director Since	Principal Occupation	Committees
Robert G. Burton, Sr.	76	2005	Chairman and CEO, Cenveo, Inc.	Executive
Gerald S. Armstrong	73	2007	Director and Operating Committee Chair, Verity Wines LLC	Audit, Nominating and Governance, Human Resources, Executive
Robert G. Burton, Jr.	41	2013	President, Cenveo, Inc.	Executive
Dr. Mark J. Griffin	68	2005	Independent Educational Consultant	Audit, Nominating and Governance, Human Resources, Executive
Dr. Susan Herbst	54	2013	President, University of Connecticut	Audit, Nominating and Governance
James G. Moorhead	38	2017	Chief Marketing Officer, Metromile, Inc.	Audit, Nominating and Governance

* Each director is elected annually by a plurality of votes cast. All non-management directors are independent under the independence standards of the NYSE.
Ages are determined as of March 13, 2017.

Information about the Meeting and Voting

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or "Board") of Cenveo, Inc. ("Cenveo" or the "Company" ) for use at the 2017 Annual Meeting of Shareholders (the "Annual Meeting" or the "meeting") of Cenveo to be held at 8:00 a.m. Eastern Time, on Thursday, April 27, 2017, at the offices of Cenveo, 200 First Stamford Place, Stamford, Connecticut 06902, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

A copy of the 2016 Annual Report is enclosed. This Proxy Statement and form of proxy, the notice and the 2016 Annual Report are first being mailed on or about March 28, 2017.

Revocability of Proxies

You may revoke a proxy at any time before the Annual Meeting by filing with the Company's Secretary, at the address set forth above, an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and electing to vote in person. Attending the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

Outstanding Shares

The Board of Directors has fixed the close of business on March 13, 2017 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, there were 8,553,167 shares of Cenveo Common Stock outstanding. Each shareholder is entitled to one (1) vote for each share of Cenveo Common Stock held by such holder.

Quorum

To constitute a quorum to conduct business at the meeting, shareholders representing a majority of the outstanding shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy. Under Colorado law, abstentions and broker non-votes are treated as present at the meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker cannot exercise discretionary voting power and has not received instructions from the beneficial owner.

Voting

You may vote either in person at the meeting or by proxy. The accompanying proxy card (or the electronic equivalent thereof) is designed to permit each holder of the Company's Common Stock as of the close of business on the Record Date to vote on each of the matters to be considered at the Annual Meeting. If you hold your shares in "street name" through a bank, broker or other nominee, you may vote by the methods your bank or broker makes available using the instructions the bank or broker has included with this Proxy Statement. These methods may include voting your shares over the Internet or by telephone. A large number of banks and brokers are participating in online programs that allow eligible shareholders to vote over the Internet or by telephone. If your bank or broker is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided by your bank or broker.

In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. You may vote FOR, AGAINST or ABSTAIN on the proposal to ratify the appointment of BDO USA, LLP as the Company's independent registered public accountants for the fiscal year ending December 30, 2017, the proposal to approve, on an advisory basis, our executive compensation, and the proposal to approve the Cenveo, Inc. 2017 Long-Term Equity Incentive Plan.

In the voting, on an advisory basis, on the proposal regarding the frequency for the advisory vote on executive compensation, you may vote on the options of one, two or three years and the option that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation selected by our shareholders.  Abstentions and broker non-votes will have no effect on this proposal. However, because this is a non-binding advisory vote, the Company may decide to hold the advisory vote more or less frequently than the option approved by our shareholders.

New York Stock Exchange ("NYSE") rules determine whether proposals are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote for the proposal without voting instructions. If a proposal is not routine, the broker may vote for the proposal only if the owner has provided voting instructions. If a broker does not receive voting instructions for a non-routine proposal, the broker will return a proxy card without a vote on that proposal, which is usually referred to as a "broker non-vote." Under current NYSE rules, the ratification of the appointment of the Company's independent registered public accounting firm is considered to be a routine matter on which brokers will be permitted to vote your shares without instructions from you. Under those rules, however, the election of directors, the advisory vote to approve our executive compensation, the advisory vote to approve the frequency for the advisory vote on executive compensation and the proposal to approve the Cenveo, Inc. 2017 Long-Term Equity Incentive Plan are not considered to be routine matters, so your broker will not have discretionary authority to vote your shares held in street name on those matters.

If any matter not described in this Proxy Statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the Annual Meeting to solicit additional proxies.

Voting Results

The voting results of the Annual Meeting will be published no later than four business days after the Annual Meeting on a Form 8-K filed with the Securities and Exchange Commission ("SEC"), which will then be available on our website at www.cenveo.com under "Investors - SEC Filings."

Attending the Meeting

All shareholders who owned shares of our Common Stock on the Record Date may attend the meeting. Shareholders of record (shares are registered in your name) who plan to attend the meeting will be admitted upon presentation of photo identification and registering at the door. Other shareholders (your shares are held in the name of a bank, broker or other nominee) who plan to attend the meeting may obtain admission by presenting proof of your ownership of Cenveo Common Stock, photo identification and by registering at the door. To be able to vote shares that are held in street name at the meeting, you must obtain a legal proxy from your bank, broker or other nominee.

Directions to the meeting can be found at http://www.empirestaterealtytrust.com/properties/office/first-stamford-place1.

Cost of Soliciting Proxies for the Meeting

The Company will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees, who will not receive any additional compensation for these solicitation activities.

Important Notice Regarding the Availability of Proxy Materials

The Notice of Annual Meeting of Shareholders, Proxy Statement and 2016 Annual Report are available at www.proxyvote.com, a non-traceable, non-EDGAR website.

Common Stock Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of the Company's Common Stock by each director and director nominee, each named executive officer and all directors and executive officers as a group as of March 13, 2017, and holders of more than five percent of the outstanding shares of the Company's Common Stock as of the date of their last Schedule 13D, 13G or 13G/A filed with the SEC. As of March 13, 2017, the total number of outstanding shares of the Company's Common Stock was 8,553,167. Except as otherwise indicated, each person listed in the table has sole voting and investment power with respect to all shares reported in the table. Except as otherwise indicated, the address for each shareholder named below is c/o Cenveo, Inc., 200 First Stamford Place, Stamford, CT 06902.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Outstanding
Robert G. Burton, Sr. (1)	764,658	8.9%
Robert G. Burton, Sr. Family Trust (2)	312,500	3.7%
Michael G. Burton (3)	99,438	1.2%
Robert G. Burton, Jr. (4)	93,941	1.1%
Scott J. Goodwin (5)	35,541	*
Ian R. Scheinmann (6)	18,802	*
Gerald S. Armstrong (7)	40,316	*
Mark J. Griffin (8)	31,968	*
Susan Herbst (9)	8,098	*
James G. Moorhead (10)	0	*
All directors and executive officers as a group (9 persons)	1,092,762	12.7%
Allianz Global Investors U.S. Holdings LLC (11)	1,505,696	15.0%
Rotation Capital Management, LP (12)	1,229,673	14.4%
Nathu Ram Puri (13)	550,000	6.4%
Brigade Capital Management, LP (14)	480,000	5.6%
* Less than 1%.

(1)
Includes (i) 325,835 shares owned by Mr. Burton, Sr., (ii) 373,375 shares owned by Burton Capital Management, LLC ("BCM"); (iii) 4,688 shares underlying unvested Restricted Share Unit awards ("RSUs") that will become exercisable within 60 days of the Record Date; and (iv) warrants ("exchange warrants") to purchase 37,491 shares of common stock exercisable at $12.00 per share acquired in connection with his exchange of our 11.5% senior notes due 2017 on the same terms as all other exchanging holders in our publicly-announced exchange offer in 2016. Mr. Burton, Sr. is the Chairman, CEO and Managing Member of BCM, which was formed to invest in middle market manufacturing companies that provide an opportunity for increased shareholder value through intense management and operational changes and organic and acquisitive growth. Does not include 14,063 shares underlying unvested RSUs.

(2)
Includes 312,500 shares which were gifted by Mr. Burton to the Robert G. Burton, Sr. Family Trust, which owns the shares and of which Mrs. Burton and her sons Robert, Jr., Michael and Joseph Burton are co-trustees. Mr. Burton disclaims beneficial ownership of all the shares in this trust.

(3)
Includes (i) 89,340 shares owned by Mr. M. Burton; (ii) 125 shares owned by his spouse; (iii) 4,717 shares owned by his children; (iv) 1,875 stock options that are currently vested and exercisable; (v) 781 shares underlying unvested RSUs that will become exercisable within 60 days of the Record Date; (vi) 469 stock options that will become exercisable within 60 days of the Record Date; and (vii) exchange warrants to purchase 1,258 shares of common stock. Does not include 4,688 shares underlying unvested RSUs or 1,406 shares issuable upon exercise of unvested stock options.

(4)
Includes (i) 88,585 shares owned by Mr. Burton, Jr.; (ii) 162 shares owned by his spouse; (iii) 1,106 shares owned by his children; (iv) 1,875 stock options that are currently vested and exercisable; (v) 781 shares underlying unvested RSUs that will become exercisable within 60 days of the Record Date; (vi) 469 stock options that will become exercisable within 60 days of the Record Date. Does not include 4,688 shares underlying unvested RSUs or 1,406 shares issuable upon exercise of unvested stock options.

(5)
Includes (i) 32,671 shares owned by Mr. Goodwin; (ii) 1,250 stock options that are currently vested and exercisable; (iii) 625 shares underlying unvested RSUs that will become exercisable within 60 days of the Record Date; and (iv) 312 stock options that will become exercisable within 60 days of the Record Date. Does not include 3,750 shares underlying unvested RSUs or 938 shares issuable upon exercise of unvested stock options.

(6)
Includes (i) 16,327 shares owned by Mr. Scheinmann; (ii) 1,250 stock options that are currently vested and exercisable; (iii) 312 shares underlying unvested RSUs that will become exercisable within 60 days of the Record Date; and (iv) 312 stock options that will become exercisable within 60 days of the Record Date. Does not include 938 shares underlying unvested RSUs or 938 shares issuable upon exercise of unvested stock options.

(7)	Includes 40,316 shares owned by Mr. Armstrong. Does not include 6,987 shares underlying unvested RSUs.

(8)	Includes 31,968 shares owned by Dr. Griffin. Does not include 6,987 shares underlying unvested RSUs.

(9)	Includes 8,098 shares owned by Dr. Herbst. Does not include 6,987 shares underlying unvested RSUs.

(10)	Mr. Moorhead was elected to the Board as of January 5, 2017.

(11)
Allianz Global Investors U.S. Holdings LLC ("Allianz") is the beneficial owner of exchange warrants to purchase 1,505,696 shares of common stock. The address for Allianz is AGI US Holdings, 1633 Broadway, New York, New York 10019. The foregoing information is based on the Schedule 13G/A filed by Allianz with the SEC on February 14, 2017.

(12)
Rotation Capital Management, LP (the "LP"), Rotation Capital Credit Opportunities Fund, Ltd., Rotation Capital Partners, LLC (the "GP", which is the general partner of the LP) and Matthew Rothfleisch (the managing member of the GP) (collectively, the "Reporting Persons") are the beneficial owners of 1,229,673 shares with shared voting and dispositive power. The address for the Reporting Persons is 489 Fifth Avenue, 11th floor, New York, New York 10017. The foregoing information is based solely on the Schedule 13G/A filed by the Reporting Persons with the SEC on February 8, 2017.

(13)
Nathu Ram Puri is the beneficial owner of 550,000 shares. The address for Mr. Puri is 6 Union Road, Nottingham NG3 1FH United Kingdom. The foregoing information is based solely on the Schedule 13D filed by Mr. Puri with the SEC on March 3, 2017.

(14)
Brigade Capital Management, LP ("Brigade") is the beneficial owner of 480,000 shares. The address for Brigade is 399 Park Avenue, 16th Floor, New York, New York 10022. The foregoing information is based solely on the Schedule 13G filed by Brigade with the SEC on December 9, 2016.

Related Person Transactions

Policy. The Company's policy requires that all related person transactions required to be disclosed by SEC rules be approved by at least three (3) of the Company's disinterested directors. This policy is set forth in the Conflicts of Interest paragraph of the Corporate Governance Guidelines published on the Company's website. In reviewing any such transactions, the disinterested directors consider: (i) the benefit of the transaction to the Company; (ii) whether the transaction involves standard prices, rates or charges; (iii) the nature of the related person's interest in the transaction; (iv) the materiality of the transaction to each party; (v) whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and (vi) other factors that help to determine whether the transaction is in the best interest of the Company. Any director who is a related person with respect to a transaction is recused from the review of the transaction.

Related Party Transactions. In the fourth quarter of 2013, the Company entered into a 10-year lease of a manufacturing facility with GBA Commercial Baldwin LLC, a related party wholly-owned and managed by the Burton Family, including the following named executive officers or their affiliated entities ("NEOs"): Robert G. Burton, Sr., Robert G. Burton, Jr., and Michael G. Burton. The Company believes the lease terms have not been significantly affected by the fact that the Company and the lessors are related parties.  The Company recognized approximately $0.5 million in rental expense associated with the lease for each of the years ended 2016 and 2015. Future undiscounted lease payments related to this lease are $3.8 million as of the end of 2016. The Company has no other commitments or guaranties related to the lease. In the fourth quarter of 2015, this related party also purchased land located under an adjacent Cenveo manufacturing facility. The Company is currently sub-leasing this facility under a separate agreement with an unrelated third party, which is leasing the land from the related party.

Separately, Roosevelt Paper Company ("Roosevelt") is both a paper supplier to, and a customer of, the Company. The sole owners of Roosevelt are related to Mr. Scheinmann, Senior Vice President, Legal Affairs, Company Secretary and an NEO. Mr. Scheinmann has no ownership in Roosevelt. Purchases of paper from Roosevelt were approximately $1.4 and $1.0 million for each of the years ended 2016 and 2015, respectively. The balance due to Roosevelt was $0.3 million for each of the years ended 2016 and 2015, respectively. As of the end of each of 2016 and 2015, there was no balance due from Roosevelt.

Board of Directors

The Role of the Board

The Board of Directors is responsible for our management and direction and for establishing broad corporate policies. Assessing and managing risk is the responsibility of the management of Cenveo. The Board of Directors, including its committees, has an advisory role in risk oversight for the Company. In addition, under its charter, the Audit Committee reviews and discusses with management the Company's policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. The current trend toward increased regulation and litigation, among other things, make it extremely difficult to predict the type and magnitude of risks facing the Company. In spite of this unpredictability, the Board relies on the representations of management, the external audit of the Company's financial statements, the Company's internal control over financial reporting, the Company's insurance advisors, and the historically conservative practices of the Company to provide comfort on the Company's ability to manage its risks. Management's discussion of current risk factors is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 23, 2017.

Board Leadership Structure

Robert G. Burton, Sr. currently serves as both Chairman of the Board and Chief Executive Officer of the Company. The Board believes that having Mr. Burton, Sr. serve in both capacities is in the best interests of Cenveo and its shareholders because it enhances communication between the Board and management and allows Mr. Burton, Sr., to more effectively execute the Company's strategic initiatives and business plans and confront its challenges. The Board believes that the appointment of a strong independent lead director using a fixed rotation system and the use of regular executive sessions of the independent directors, along with the Board's strong committee system and majority of independent directors, allow it to maintain effective oversight of management. The Board has determined that Mr. Burton, Sr., given his unique knowledge and experience in the printing and media industries, is best positioned to chair regular Board meetings and to lead and facilitate discussions of key business and strategic issues.

Each of the Audit, Nominating and Governance and Human Resources Committees is composed entirely of independent directors. Consequently, independent directors directly oversee critical matters such as the remuneration policy for executive officers, succession planning, corporate governance guidelines, policies and practices, the director nomination process, corporate finance strategies and initiatives, and the integrity of our financial statements and internal controls over financial reporting.

To provide for independent leadership, the Board has created the position of lead director, whose primary responsibility is to preside over and set the agenda for all executive sessions of the Board in which management directors and other members of management do not participate. The lead director's duties are closely aligned with the role of an independent, non-executive chairman. During 2016, all executive sessions of the meetings of the Board were chaired by the independent director then serving as lead director. During 2016, our independent directors served as lead directors on a rotating basis each quarter. The lead director also is expected to approve agendas and schedules for meetings of the Board and information sent to the Board, chair Board meetings in the Chairman's absence and act as a liaison between the independent directors.

Corporate Governance

Cenveo's Board and management are committed to diligently exercising their oversight responsibilities throughout the Company and managing Cenveo's affairs consistent with the highest principles of business ethics. We have adopted a Code of Business Conduct and Ethics that applies to all employees, including senior management.

We continue to review our corporate governance policies and practices to ensure compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the listing standards of the NYSE. The Board has determined that:

▪
all of our current directors, except for Messrs. Burton, Sr. and Burton, Jr., satisfy the independence requirements of the NYSE's listing standards and the ‘‘standards of independence'' required by our Corporate Governance Guidelines; and

▪	Mr. Armstrong qualifies as an Audit Committee financial expert under the rules of the SEC.

You can view the following documents on our website at www.cenveo.com under ‘‘Investors-Governance,'' or receive copies without charge by writing to our Company Secretary, Cenveo, Inc., 200 First Stamford Place, Stamford, Connecticut 06902:

▪	the current committee charters for our Audit Committee, our Nominating and Governance Committee and our Human Resources Committee;

▪	our Corporate Governance Guidelines; and

▪	our Code of Business Conduct and Ethics.

Communicating with the Board

Interested persons may at any time direct questions to the lead director or the independent directors by sending written communications through the office of the Company Secretary of Cenveo, Inc., 200 First Stamford Place, Stamford, Connecticut 06902. The office will either forward the original materials as addressed or provide the independent directors with summaries of the submissions, with the originals available for review upon request. Alternatively, the independent directors may be contacted by email at: CenveoIndependentDirector@Cenveo.com.

Employees and others may confidentially or anonymously report potential violations of laws, rules, regulations or our Code of Business Conduct and Ethics, including questionable accounting or auditing practices, by calling our ethics and business conduct hotline at 1-800-513-4056 or via the Internet at www.mysafeworkplace.com.

Criteria and Process for Nominating Directors

Our Nominating and Governance Committee identifies and selects, or recommends to the full Board for its consideration, the director nominees for each Annual Meeting of Shareholders using the criteria set forth in our Corporate Governance Guidelines. Our guidelines provide that all directors must have such education, training, experience, skills and expertise as will allow them to perform the duties of a director. The committee has not established any specific minimum qualification standards for Board nominees. However, the committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date, the committee has identified and evaluated nominees for directors based on several factors, including:

•	referrals from our management, existing directors and advisors;

•	business and industry experience;

•	education;

•	diversity;

•	leadership abilities;

•	professional reputation and affiliation; and

•	personal interviews.

We do not pay any fee to a third party to identify or evaluate potential director nominees.

The committee currently has no policy in place regarding the consideration of director candidates recommended by shareholders of record because the director nomination procedures as described above are set forth in our Corporate Governance Guidelines. Instead, it considers nominees identified in the manner described above. We believe that our Nominating and Governance Committee, consisting entirely of independent directors, can successfully identify appropriate candidates for our Board. However, shareholders of record are entitled to nominate director candidates in the manner provided in Cenveo's Bylaws.

Under our Bylaws, for any nominations to be properly brought before a meeting of shareholders by a shareholder, the shareholder must have given timely notice thereof in writing (containing certain information specified in the Company's Bylaws about the nominee and shareholder) to the Company's Secretary. To be timely, a shareholder's written notice must be delivered to or mailed and received at the principal executive offices of the Company, 200 First Stamford Place, Stamford, Connecticut 06902, (i) if the nomination relates to an election to be held at the Company's Annual Meeting of Shareholders, no later than 90 days before the anniversary date of the previous year's Annual Meeting; and (ii) if it relates to an election to be held at a special meeting of shareholders for the election of directors, no later than the close of business on the tenth (10th) day after the day on which such notice of the special meeting was first mailed or publicly disclosed. The shareholder must also be a shareholder of record at the time the notice is delivered to the Company and entitled to vote for the election of directors at the meeting. The notice must include all information about the proposed nominee required by SEC rules to be included in a proxy statement, the nominee's written consent to serve if elected, the nominating shareholder's name and address as they appear on the Company's books and the number of shares beneficially owned by the nominating shareholder.

The Nominating and Governance Committee has not adopted a formal diversity policy with regard to the identification and selection of director nominees. However, when evaluating a candidate for nomination to the Board, the committee considers how the candidate would contribute to the Board's overall balance of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company's business.

The current term of office of all of our directors expires at the Annual Meeting of Shareholders. The Nominating and Governance Committee has nominated six of our current directors for re-election.

Composition of the Board of Directors

Under the Company's Bylaws, the Board of Directors has the authority to determine the size of the Board and to fill vacancies. Currently, the Board is comprised of six directors, two of whom are executive officers of Cenveo. We have included biographical information about each director starting on page 18. Holdings of Cenveo Common Stock by Cenveo directors is shown beginning on page 4.

The Board of Directors has nominated the six persons listed in this Proxy Statement, beginning on page 17, for election as directors. Each of these nominees is an incumbent director of Cenveo recommended for re-election by the Nominating and Governance Committee. There are no vacancies on the Board.

Board Procedures and Committees

Our full Board considers all major decisions. However, the Board has established an Audit Committee, a Nominating and Governance Committee and a Human Resources Committee, each of which is governed by a committee charter, and an Executive Committee so that some matters can be addressed in more depth than may be possible in a full Board meeting and (except for the Executive Committee) so that certain matters may be considered, recommended or approved solely by independent directors. The principal responsibilities of each committee are described below.

Current Board Committees
Committee	Members	Functions and Additional Information	Meetings in 2016
Audit	Gerald S. Armstrong, Chair Dr. Mark J. Griffin, Vice Chair Dr. Susan Herbst, Vice Chair James G. Moorhead, Vice Chair
This committee consists of four independent directors. They (i) monitor the integrity of our financial statements, including our financial reporting process; (ii) monitor our systems of internal control over financial reporting and compliance with legal and regulatory requirements; (iii) monitor the qualifications, independence, and performance of our Independent Registered Public Accounting Firm; (iv) monitor the performance of our internal audit function and the independence and performance of our financial executives; (v) review our annual and quarterly financial statements; (vi) annually retain our Independent Registered Public Accounting Firm and approve the terms and scope of the work to be performed; and (vii) provide an avenue of communication among the Independent Registered Public Accounting Firm, management, the internal audit department and the Board.

			4
Nominating and Governance	Gerald S. Armstrong, Chair Dr. Mark J. Griffin, Vice Chair Dr. Susan Herbst, Vice Chair James G. Moorhead, Vice Chair	This committee consists of four independent directors. They (i) identify qualified candidates for open director positions; (ii) select, or recommend that the Board select director nominees for each Annual Meeting of Shareholders; (iii) oversee the evaluation of the Board's and management's effectiveness; and (iv) periodically develop and recommend to the Board our corporate governance practices and policies, including future changes thereto.	1

Current Board Committees
Committee	Members	Functions and Additional Information	Meetings in 2016
Human Resources	Dr. Mark J. Griffin, Chair Gerald S. Armstrong, Vice Chair	This committee consists of two independent directors. They: (i) oversee the design, development and implementation of our executive compensation programs; (ii) evaluate the performance of the CEO and determine CEO compensation; (iii) review matters relating to management advancement and succession; and (iv) review and approve compensation for our officers and directors, including incentive compensation plans and equity-based plans.	4
Executive	Robert G. Burton, Sr., Chair Gerald S. Armstrong, Vice Chair Robert G. Burton, Jr., Vice Chair Dr. Mark J. Griffin, Vice Chair	This committee consists of two independent directors and Mr. Burton, Sr., chairman of the committee, and Mr. Burton, Jr., both representing the Company. They exercise the full powers of the Board, as required, in intervals between regularly scheduled meetings of the Board.	4

For more information on the Audit Committee, see the Audit Committee Report beginning on page 27.

The full Board met four times during 2016. We strongly encourage each director to attend our Annual Meeting of Shareholders. All of the Company's directors attended our 2016 Annual Meeting of Shareholders. Mr. Moorhead was elected to the Board as of January 5, 2017 and therefore did not attend any meetings in 2016.

All independent directors meet in executive session at each regular Board meeting. During 2016, the executive sessions were chaired by the independent director then serving as lead director. During 2016, our independent directors served as lead directors on a rotating basis each quarter.

Independence of Directors

The NYSE prescribes independence standards for companies listed on the NYSE, including Cenveo. These standards require a majority of the Board to be independent. They also require every member of the Audit Committee, Nominating and Governance Committee, and Human Resources Committee to be independent. A director is considered independent only if the Board of Directors "affirmatively determines that the director has no material relationship with the listed company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company)." Cenveo believes that independent directors play a critical role in governing Cenveo, and we are committed to ensuring that a majority of our directors are independent. Currently, four of our six directors satisfy the independence requirements of the NYSE's listing standards and the ‘‘standards of independence'' required by our Corporate Governance Guidelines. Mr. Burton, Sr. is not considered independent because of his position as Chief Executive Officer and Chairman of the Board of Cenveo, and Mr. Burton, Jr. is not considered independent because of his position as President of Cenveo.

In addition to the Board's determination that four of the six nominees for election meet the foregoing independence standards, the Board has also determined that each member of our Audit Committee, our Nominating and Governance Committee, and our Human Resources Committee is independent under these standards. These determinations were made after reviewing all relevant transactions and relationships between each director and any of his or her family members, on one hand, and Cenveo, our senior management and our Independent Registered Public Accounting Firm, on the other hand.

As indicated by the criteria in the above sections, the Nominating and Governance Committee strives for a mix of background and experience among its members. The Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of Board service at the Company. The effectiveness of this approach is evidenced by the directors' full participation at Board and committee meetings and in shaping the agendas for those meetings.

Compensation of Independent Directors

Overview

Directors who are employees of Cenveo do not receive compensation for their service on the Board. Our independent directors receive a combination of cash and equity compensation. The cash component is intended to compensate our independent directors for their expertise, time and effort. The equity component is intended to align our directors' interests with those of our shareholders and to allow our directors to benefit from increases in our stock price that occur during their term. In addition, our equity grants contain deferred vesting requirements in order to provide an incentive for directors to remain with the Company.

In addition, our Employee Stock Purchase Plan ("ESPP") enables independent directors to purchase Cenveo stock, at market prices with no discount but commission-free, through deductions from their cash retainer and fees.

Cash Compensation to Independent Directors

Independent Director Compensation
Compensation Elements	Cash Compensation
Annual Retainer (1)	$25,000
Annual Cash Award (1)	$67,500
Annual Stock Unit Award (2)	$67,500
Committee Chair Annual Retainers (1) Audit Committee Human Resources Committee Nominating and Governance Committee	$35,000 $20,000 $ 5,000
Committee Vice Chairs Annual Retainers (1) Audit Committee	$10,000
Attendance at Board Meetings (1) In Person By Telephone	$ 1,500 $ 1,200
Attendance at Committee Meetings (1)(3)	$ 1,200

(1)Amounts are paid in cash in quarterly installments.

(2)
In 2016, pursuant to Company policy for independent directors, each independent director was awarded $67,500 in RSUs. These RSUs are issued annually based on the closing price of the Company's Common Stock on the grant date, which in 2016 was July 28.

(3)Directors are paid for attendance at audit and human resources committee meetings only.

Equity Compensation to Independent Directors

On July 28, 2016, each of our independent directors received 6,987 RSUs valued at $67,500. These RSUs vest one year from the date of issuance, provided the director has not ceased to be a director of the Company for any reason prior to the vesting date. Each RSU entitles the holder to receive one share of our Common Stock on the vesting date. Prior to vesting, RSUs do not carry any shareholder voting, dividend or other rights. RSUs that do not vest are forfeited. The RSUs vest immediately upon a change in control of the Company.

Other

Board members are also reimbursed for expenses incurred in connection with attendance at Board meetings and in complying with our Corporate Governance Guidelines. Cenveo also provides directors' and officers' liability insurance and indemnity agreements for our directors.

Independent Directors' Compensation for Fiscal 2016

The following table shows the cash compensation and value of equity compensation received by each of our independent directors during 2016. Mr. Moorhead was elected to the Board as of January 5, 2017 and therefore did not receive any compensation in 2016.

Independent Director Compensation
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	All Other Compensation (4)	Total
Gerald S. Armstrong	$166,000	$67,500	$0	$0	$0	$233,500
Dr. Mark J. Griffin	$143,500	$67,500	$0	$0	$0	$211,000
Dr. Susan Herbst	$117,100	$67,500	$0	$0	$0	$184,600

(1)
This column reports the amount of cash compensation earned in 2016 for Board and committee service, including retainer and meeting fees. During 2016, there were four Executive committee meetings, four Audit committee meetings, two special meetings, four Human Resources committee meetings and one Annual Shareholder meeting that were conducted as part of regularly scheduled Board meetings

(2)
This column represents the aggregate grant date fair value of RSUs granted in 2016. The grant date fair value of the award of 6,987 RSUs granted to each of the independent directors during 2016 was $9.66 (calculated using the grant date fair market value for the RSUs, which was the same as the closing price of Cenveo stock on the grant date of July 28, 2016). These awards were granted on July 28, 2016 and vest 100% on the one year anniversary thereof. On December 31, 2016, each independent director had 6,987 unvested RSUs outstanding.

(3)	No options were granted in 2016. At December 31, 2016, Dr. Griffin, Mr. Armstrong and Dr. Herbst had no outstanding option awards.

(4)	None of our independent directors received any perquisites or compensation in 2016 other than the cash fees and equity awards described herein.

Board members may elect to use Board fees to purchase Company stock at full purchase price under the terms of the ESPP.

Agenda Items to be Voted Upon

Each share of Cenveo Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. Under Colorado law, except as provided below, a matter is approved if the votes cast favoring the matter exceed the votes cast opposing the matter unless a greater number of affirmative votes is required by law or the articles of incorporation for the action proposed. Abstentions and broker non-votes are not considered "votes cast" on a matter and, accordingly, do not affect the outcome of the vote.

Cenveo's Bylaws provide that in the election of directors, assuming a quorum is present, each director is elected by a plurality of votes cast, except that in an uncontested election (in which the number of nominees does not exceed the number of directors to be elected), each director who does not receive more votes "for" than votes as to which authority is withheld must, within 10 business days of certification of election results, submit to the Board of Directors his or her resignation for consideration by the Nominating and Governance Committee. The Board, with the recommendation of the Nominating and Governance Committee, will determine whether to reject or accept such resignation, or what other action should be taken, in accordance with Cenveo's Bylaws. Cenveo's Articles of Incorporation do not permit shareholders to cumulate their votes. Shares that are not voted because they are "broker non-votes" (shares are held of record by a bank, broker or other nominee for which you have not furnished voting instructions and which the broker has no discretionary authority to vote on a particular proposal without such instructions) will have no impact on the election of directors.

The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm, requires that the number of votes cast in favor of such proposal exceed the number of votes cast opposing the proposal, provided a quorum is present at the meeting. The vote approving the executive compensation will be advisory and the vote as to which of one, two or three years should be the frequency for the advisory vote on executive compensation also will be advisory, provided a quorum is present at the meeting. The approval of the Cenveo, Inc. 2017 Long-Term Equity Incentive Plan requires that the number of votes cast in favor of such proposal exceed the number of votes cast against the proposal, provided a quorum is present at the meeting. Abstentions and broker non-votes are not considered "votes cast" on these matters and will have no effect on the vote on such matters.

Proposals (Item Nos. 1 through 5)

Item 1. Election of Directors

The following persons, each of whom is currently a director of Cenveo, have been nominated by the Board of Directors on the recommendation of the Nominating and Governance Committee for election to serve until the 2018 Annual Meeting of Shareholders or until such director's successor has been elected and qualified or such director's earlier death, resignation or removal. In making these nominations, the Board reviewed the background of the nominees and determined to nominate each of the current directors for re-election. Each of these nominees has consented to being named in this Proxy Statement as a Board nominee and to serve if elected.

If one or more of the nominees should at the time of the meeting be unable or unwilling to stand for re-election, the Board or shareholder who proposed such nominee may designate a substitute nominee and the shares represented by the proxies we are soliciting will be voted to elect the remaining nominees and any substitute nominee. The Board knows of no reason why any of the nominees would be unable or unwilling to serve.

Brief biographies of the nominees are set forth below. These biographies include their age, business experience for at least the last five years and the names of publicly held and certain other corporations and organizations of which they are also directors or have been directors in the last five years. Dr. Griffin and Mr. Burton, Sr. have served as directors of Cenveo since September 12, 2005. Mr. Armstrong has been a director since December 31, 2007. Mr. Burton, Jr. and Dr. Herbst have been directors since September 18, 2013. Mr. Moorhead has been a director since January 5, 2017.

The Board recommends you vote FOR each of the following candidates:

ROBERT G. BURTON, SR. Chairman of the Board and Chief Executive Officer, Cenveo, Inc.
764,658 Shares 312,500 Shares*

Mr. Burton, Sr. has served in the above capacity since September 2005. In January 2003, he formed Burton Capital Management, LLC, a company that invests in manufacturing companies, and has been its Chairman, Chief Executive Officer and sole managing member since its formation. Mr. Burton, Sr. is Cenveo’s largest individual owner of Cenveo common stock. Mr. Burton is also a significant holder of Cenveo bonds. Mr. Burton also has gifted 312,500 shares of Cenveo common stock to the Robert G. Burton, Sr. Family Trust, which owns the shares and of which Mrs. Burton and her sons Robert, Jr., Michael and Joseph Burton are co-trustees. From December 2000 through December 2002, Mr. Burton, Sr. was the Chairman, President and Chief Executive Officer of Moore Corporation Limited, a leading printing company with over $2.0 billion in revenue for fiscal year 2002. From April 1991 through October 1999, he was the Chairman, President and Chief Executive Officer of World Color Press, Inc., a $3.0 billion diversified printing company. From 1981 through 1991, he held a series of senior executive positions at Capital Cities/ABC, including President of ABC Publishing. Mr. Burton, Sr. was also employed for 10 years as a senior executive of SRA, the publishing division of IBM. Mr. Burton, Sr. holds both a BS and an MA degree. He also did additional post graduate studies at the University of Alabama. He is the recipient of two honorary doctorate degrees in business from the University of Connecticut and Murray State University (MSU) where he was Captain of their football team and drafted by the San Francisco 49ers. He is the recipient of the first distinguished Alumnus and Golden Horseshoe Award from the MSU Alumni Association as well as the schools Distinguished Achievement Award from the MSU College of Business and Public Affairs. He is a member of the Syracuse Martin J. Whitman School of Management Advisory Council and a past Syracuse University Trustee. He is recognized as one of the printing and manufacturing leaders and is a member of the Printing Hall of Fame. The Board believes that Mr. Burton, Sr.’s extensive experience as a CEO in the printing and media industries provides the Board with unique insights regarding Company-wide issues and strong leadership. Robert G. Burton, Sr. is father to Robert G. Burton, Jr. and Michael G. Burton.

*Held by Robert G. Burton, Sr. Family Trust

Age: 76

Director since: 2005
Committees:
• Executive (Chair)

GERALD S. ARMSTRONG Director and Operating Committee Chair, Verity Wines LLC
40,316 Shares

Mr. Armstrong has served in the above capacity since January 2013. Verity Wines LLC is a New York and New Jersey wine distributor. He was a Managing Director of Arena Capital Partners, LLC (1997 to 2015), the management company for Arena Capital Investment Fund, L.P., a private investment fund that reached the end of its term on June 30, 2013; and was a director, member of the Audit Committee and Chair of the Board Risk Committee of EverBank Financial Corp., and its subsidiary bank, a NYSE-listed and Jacksonville, Florida-based holding company, and EverBank, its federally chartered thrift institution until May 2016. From 2006 to 2010, Mr. Armstrong was also an Executive Vice President of EarthWater Global, LLC, a water exploration and development company. Prior to co-founding Arena, Mr. Armstrong was a Partner at Stonington Partners, Inc., a private equity partnership formed in 1994 out of Merrill Lynch Capital Partners where Mr. Armstrong had served as a Managing Director since 1988. Prior to Merrill, Mr. Armstrong served as President and Chief Operating Officer of PACE Industries, Inc., a holding company formed at the end of 1983. Mr. Armstrong is a graduate of Dartmouth College with a degree in English, and he earned an MBA in Finance from New York University’s Graduate School of Business (now Stern School of Business). Mr. Armstrong served as an officer in the United States Navy. In past years, Mr. Armstrong has served on the board of directors of First USA, Inc. (now a part of JPMorgan Chase), Ann Taylor Stores Corporation, World Color Press, Inc., and numerous private companies. The Board believes that Mr. Armstrong’s service as a principal in a variety of private companies and his strong financial background provide the Board with valuable expertise in acquisitions and financing.

Age: 73

Director since: 2007
Committees:
•Audit (Chair) •Nominating and Governance(Chair) • Human Resources • Executive

ROBERT G. BURTON, JR. President, Cenveo, Inc.
93,941 Shares

Mr. Burton, Jr. has served in the above capacity since August 10, 2011. From December 2010 to August 2011, Mr. Burton was President of Corporate Operations of Cenveo, with a primary focus on Mergers & Acquisitions (‘‘M&A’’), Treasury, Information Technology, Human Resources, Legal and Investor Relations. From September 2005 to December 2010, Mr. Burton was Executive Vice President of Investor Relations, Treasury, Human Resources and Legal at Cenveo. He has been a member of the Executive Committee since joining the Cenveo Board. From 2004 to 2005, Mr. Burton was President of Burton Capital Management, LLC and was the primary investment officer before he joined Cenveo on September 12, 2005. Mr. Burton has over 17 years of business experience as an investor relations, M&A and financial professional. Mr. Burton also served as the Senior Vice President, Investor Relations and Corporate Communications for Moore Wallace Incorporated (and its predecessor, Moore Corporation Limited) from December 2001 to May 2003. Mr. Burton served as Vice President, Investor Relations of Walter Industries in 2000. From 1996 through December 1999, Mr. Burton held various management positions at World Color Press, Inc., including Vice President, Investor Relations. Mr. Burton earned a Bachelor of Arts degree from Vanderbilt University majoring in Economics with a minor in Business Administration. The Board believes that Mr. Burton’s extensive background and experience as a financial professional provides the Board with valuable expertise and insight. Robert G. Burton, Jr. is the son of Robert G. Burton, Sr. and brother of Michael G. Burton.

Age: 41

Director since: 2013
Committees:
• Executive

DR. MARK J. GRIFFIN Independent Educational Consultant
31,968 Shares

Dr. Griffin is the founder of the Eagle Hill School, an independent private school in Greenwich, Connecticut, and served as its headmaster from September 1975 to June 2009. Since July 2009, he has been an independent educational consultant. Since 1991, Dr. Griffin has served on the board of directors of the National Center for Learning Disabilities, and he has been a member of its Executive Committee since 2003. Dr. Griffin has also been on the board of the Learning Disabilities Association of America since 1993. Dr. Griffin served on the board of directors of World Color Press, Inc. from October 1996 to 1999, where he was a member of the Audit and Compensation Committees. The Board believes that Dr. Griffin’s experience as a director for other printing industry companies provides the Board with valuable insight and his strong educational background enhances the Board’s ability to understand the challenges found in a large and diverse employee base.

Age: 68

Director Since: 2005
Committees:
•Audit (Vice Chair) •Nominating and Governance (Vice Chair) •Human Resources (Chair) •Executive (Vice Chair)

DR. SUSAN HERBST President, University of Connecticut

8,098 Shares

Dr. Herbst has served in the above capacity since June 2011. From 2007 to 2011, Dr. Herbst was Executive Vice Chancellor and Chief Academic Officer at The University System of Georgia. In 2005 to 2007, she served as Provost and Executive Vice President for Academic Affairs and Officer in Charge at the University of Albany. From 2003 to 2005, she served as Dean for the College of Liberal Arts at Temple University. From 1989 to 2003, Dr. Herbst served in various positions at Northwestern University including Associate Dean for Faculty Affairs; Chair, Department of Political Science; Director, Program in American Studies; Chair, University Program Review Counsel; and Chair, University Commission on Women. Since 2012, she has served on the Board of Directors of the American Council on Education. Dr. Herbst has served on the Pace Academy Board of Trustees; the Advisory Board of NSF Bridge to the Future for GIs; the Connecticut Governor’s Task Force on Education; Chair of the Publications Board of the APSA/ICA Joint Political Communication Board; and been both Chair and Vice Chair of the Political Communication Division of the International Communication Association. Dr. Herbst is a graduate of the University of Southern California, Annenberg School for Communication, Los Angeles, where she earned her Ph.D. in Communication Theory and Research. She earned her undergraduate degree in Political Science from Duke University. The Board believes that Dr. Herbst’s diverse experience, education, training and background provide a unique insight to both the Company and the Board.

Age: 54

Director Since: 2013
Committees:
• Audit (Vice Chair) • Nominating and Governance (Vice Chair)

JAMES G. MOORHEAD Chief Marketing Officer, Metromile, Inc.

0 Shares

Mr. Moorhead is currently the Chief Marketing Officer at Metromile, a San Francisco-based startup that offers a new insurance model where the customers’ bill is based on how many miles they drive. Prior to joining Metromile, he was the Senior Vice President & Chief Marketing Officer at Dish Network, a $15 billion pay TV business, where he spent more than three years leading a company-wide business transformation and turnaround. Prior to joining Dish Network, Mr. Moorhead had a 12 year career at Procter and Gamble where he successfully led many iconic brands including Old Spice, Gillette, Prilosec OTC, Vicks and Zest. He led the development and execution of several award winning advertising campaigns that have won 14 Cannes Lions, eight Effies and one Emmy, including two Cannes Grand Prix, the Grand Effie and the Emmy for Best Commercial. He holds two U.S. Patents for the ornamental design of a body wash bottle. Mr. Moorhead graduated from Williams College with a Bachelor of Arts in Economics. Mr. Moorhead has been a guest speaker on brand management and digital marketing at dozens of schools and conferences including the Harvard Business School, Kellogg School of Management, University of Chicago Booth, University of Michigan’s Ross, GOOGLE’S Think Marketing London event and the Association of National Advertisers - Creativity Conference. The Board believes Mr. Moorhead’s diverse marketing experience and education provide a unique insight to both the Company and the Board.

Age: 38

Director Since: 2017
Committees:
• Audit (Vice Chair) • Nominating and Governance (Vice Chair)

Item 2. Ratification of the Appointment of BDO USA, LLP as Independent Registered
Public Accounting Firm for the Fiscal Year Ending December 30, 2017

Our Audit Committee has selected BDO USA, LLP, as the Independent Registered Public Accounting Firm to perform the audit of the Company's consolidated financial statements for the fiscal year ending December 30, 2017. BDO USA, LLP audited the Company's consolidated financial statements for the fiscal years 2016 and 2015. Neither Cenveo's governing documents nor applicable law requires shareholder ratification of the appointment of our Independent Registered Public Accounting Firm. However, the Audit Committee has recommended, and the Board has determined, to submit the appointment of BDO USA, LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the appointment of BDO USA, LLP, the Audit Committee will reconsider the appointment. Even if the shareholders ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if it determines that such a change would be in the best interest of Cenveo and its shareholders. For additional information, See "Audit Committee - Independent Registered Accountant Fees and Services" below.

The Board recommends you vote FOR this proposal.

Item 3. Advisory Approval of Executive Compensation

Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that we include an opportunity for the shareholders of Cenveo to cast an advisory and non-binding vote at the Annual Meeting with respect to the compensation of our named executive officers as disclosed in this Proxy Statement. Because the vote is advisory, it is not binding on us, and neither the Board of Directors nor the Human Resources Committee will be required to take any action as a result of the outcome of the vote. However, our Board of Directors, Human Resources Committee and management value the opinions expressed by our shareholders and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

Currently, the Company seeks this advisory and non-binding vote annually.

The Board of Directors believes that our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and incentivizes desirable executive performance. Therefore, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as described in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion.

The Board recommends you vote FOR this proposal.

Item 4. Frequency of Future Advisory Votes on Executive Compensation

Pursuant to Section 14A of the Securities Exchange Act adopted under the Dodd-Frank Act requiring advisory shareholder votes on executive compensation of the type found in Proposal 3 above, we are required this year to ask shareholders, on an advisory basis, whether they would prefer advisory compensation votes every year, every two years, or every three years. Your proxy or voting instruction card allows you to choose the frequency you prefer. You may also abstain.  Shareholders should consider the value of having the opportunity every year to voice their opinion on the Company's executive compensation through an advisory vote, weighing that against the additional burden and expense to the Company and shareholders of preparing and responding to proposals annually, as well as the other means available to shareholders to provide input on executive compensation.

After consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the appropriate approach. The Company's executive compensation program and policies are designed to promote long-term growth and performance of the Company. Annual approval of executive compensation is the most shareholder-attentive and frequent option available and is the option most utilized by comparable companies. For these reasons, the Board believes that evaluating these programs every year as opposed to less often is most appropriate. Before you vote, we encourage you to consider the following:

• Our executive compensation programs have consistently and effectively upheld our compensation philosophy by providing competitive pay for our named executive officers only when they have created or preserved shareholder value, creating a balanced focus for our executives on profitability and stability, and assuring that executives drive efficiencies by using capital judiciously.

• The compensation paid to our named executive officers is and will continue to be at risk, which strengthens the alignment of executive and shareholder interests and provides a compelling incentive for executives to optimize business results.

• We have a consistent record of full and transparent disclosures regarding our compensation philosophy, programs, practices and the amounts paid to our executive officers.

Because the vote is advisory, it is not binding on us, and neither the Board of Directors nor the Human Resources Committee will be required to take any action as a result of the outcome of the vote. However, our Board of Directors, Human Resources Committee and management value the opinions expressed by the shareholders and will consider the outcome of the vote when making future decisions regarding the frequency of holding advisory votes on the compensation of our named executive officers.

The proposal is set forth in the following resolution:

RESOLVED, that a non-binding advisory vote of the shareholders of the Company to approve the compensation of the named executive officers shall be held every (a) year, (b) two years, or (c) three years.

The Board recommends you vote FOR future shareholder advisory votes on executive compensation to be held
EVERY YEAR.

Item 5. Approval of the Cenveo, Inc. 2017 Long-Term Equity Incentive Plan.

Introduction

The Board of Directors recommends that shareholders approve the Cenveo, Inc. 2017 Long-Term Equity Incentive Plan (the "2017 Plan" or the "Plan"). The Board unanimously approved the 2017 Plan on March 22, 2017 and the 2017 Plan is effective as of such date, subject to stockholder approval at our annual meeting. The 2017 Plan, assuming stockholder approval, authorizes the issuance of 400,000 shares. The 2017 Plan will replace our 2007 Long-Term Equity Incentive Plan, as amended (the "2007 Plan"), which expired by its term on February 22, 2017.  Upon its expiration, the 2007 Plan had available for grants thereunder 208,839 shares. Accordingly, the 2017 Plan represents an increase in availability of only 191,161 shares over that prior availability. The purpose of the 2017 Plan is to attract and retain key officers, employees and directors of the Company, motivate them to contribute to the Company's future success, and enable them to participate in the long-term growth of the Company.  The 2017 Plan provides for a variety of types of equity awards, which may, but need not, be performance-based, as well as for cash performance awards.

This section summarizes the 2017 Plan, and is qualified in its entirety by the full text of the 2017 Plan, which is included in Annex A to this proxy statement.  For information on outstanding equity compensation awards under the 2007 Plan our existing plans as of December 31, 2016, see the Equity Compensation Plan Information Table on page 47.

Key Features of the 2017 Plan

•
Limitation on shares requested.  The maximum number of shares which may be issued under the 2017 Plan will be, assuming stockholder approval, 400,000 (four hundred thousand) shares. The 400,000 shares represents approximately 4.7% of Cenveo's outstanding shares as of the Record Date. Note that prior to its expiration on February 22, 2017, there were 208,839 shares available for issuance under the 2007 Plan, and the Board is not requesting that any of these shares (or any shares subject to outstanding awards under the 2007 Plan that expire, are canceled, or otherwise terminated) become available for grant under the 2017 Plan.

•	Limitation on term of stock option grants. The term of each stock option will not exceed seven years.

•
No repricing or grant of discounted stock options.  The 2017 Plan does not permit the repricing of options or stock appreciation rights ("SAR") either by amending an existing award or by substituting a new award at a lower price.  The 2017 Plan prohibits the granting of stock options or SARs with an exercise price less than the fair market value of Cenveo stock on the date of grant.

•
Limitation on vesting.  Except for 5% of the shares authorized for grant under the Plan or as otherwise provided in an individual employment agreement, awards (other than cash performance awards) are generally subject to a minimum vesting period of one year. The Committee may provide that awards may vest sooner upon a termination of employment due to death or disability or a change in control.

•
Limitation on share replenishment.  Shares surrendered for the payment of the exercise price or withholding taxes with respect to stock options or SARs do not again become available for issuance under the 2017 Plan.

•	Dividends or dividend equivalents. No dividends or dividend equivalents will be payable on an award unless and until vesting conditions applicable to the underlying award have been satisfied.

Description of the 2017 Plan

Overview. The 2017 Plan is an "omnibus" stock plan that provides for a variety of equity award vehicles to maintain flexibility. The 2017 Plan, similar to the 2007 Plan, will permit the grant of stock options, SARs, restricted stock, RSUs, and other stock-based awards. Like the 2007 Plan, the 2017 Plan will also provide for cash performance awards.

Eligibility.  Employees, directors, and consultants of Cenveo and our subsidiaries and affiliates are eligible to be granted awards under the 2017 Plan.

Administration.  The 2017 Plan will be administered by a committee of the board consisting of independent directors (the "Committee"), except that the full board will administer the 2017 Plan as it relates to awards to independent directors.  (References to the Committee in this description include the board with respect to independent director awards.) The Committee will have the authority to establish rules and guidelines for the administration of the 2017 Plan; select the individuals to whom awards are granted; determine the types of awards to be granted and the number of shares or amount of cash covered by such awards; set the terms and conditions of such awards; amend awards; interpret the 2017 Plan and award documents; and make all determinations necessary for the administration of the 2017 Plan.  The Committee may delegate to a committee of two or more officers or managers the authority to grant awards other than to executive officers and directors.

Shares Available for Awards.  The number of shares which may be issued under the 2017 Plan will be 400,000 (four hundred thousand) shares if the 2017 Plan is approved by the shareholders.  If any shares covered by an award under the 2017 Plan are forfeited or otherwise terminated without delivery of shares, then the shares covered by such an award will again be available for future awards under the 2017 Plan. However, shares surrendered for the payment of the exercise price or withholding taxes under stock options or SARs, and shares that were not issued upon the net settlement or net exercise of such awards, will not become available for future awards under the 2017 Plan; but shares withheld from other awards to pay tax withholding obligations will become available for future grants. In an acquisition, any awards made and any of the shares delivered upon the assumption of or in substitution for outstanding grants made by the acquired company will not be counted against shares available for granting awards under the 2017 Plan.  Any dividend equivalents paid in shares will also not be counted against the share limit for the 2017 Plan.  The last sales price of the Company's stock on March 13, 2017 was $5.41 as reported on the New York Stock Exchange.

Stock Options and Stock Appreciation Rights.  The Committee may award stock options (which may be non-qualified options or incentive stock options) or SARs, each with a maximum term of seven years.  Each stock option or SAR must have an exercise price not less than the fair market value of Cenveo stock on the date of grant.  Repricing is prohibited.  The Committee will establish the vesting schedule for the award, which, except for 5% of the shares authorized for grant under the Plan or as otherwise provided in an individual employment agreement, will generally be no faster than installments over three years (one year for independent directors) from the date of grant in the case of time-vested awards, and the expiration of a one year performance period in the case of performance-vested awards.  The Committee may permit faster vesting upon certain terminations of employment due to death or disability or upon a change in control.  The Committee will establish the method of payment of the option exercise price, which may include cash, shares, broker-assisted cashless exercise, and net exercise.  No more than 200,000 shares may be issued with respect to incentive stock options.

Restricted Stock and Restricted Stock Units.  The Committee may award restricted stock and restricted stock units and establish the conditions on which they vest, which may include continued employment and/or satisfaction of performance objectives.  The Committee will establish the vesting schedule, which, except for 5% of the shares authorized for grant under the Plan or as otherwise provided in an individual employment agreement, will generally be no faster than installments over one year from the date of grant in the case of time-vested awards, and the expiration of a one year performance period in the case of performance-vested awards.  The Committee may permit faster vesting upon certain terminations of employment due to death or disability or upon a change in control (except as otherwise provided in individual employment agreements).  The Committee may provide for payment of an award upon vesting or at a later date.  No dividends or dividend equivalents will be payable on an award unless and until vesting conditions applicable to the underlying award have been satisfied. Holders of vested awards whose payment is deferred are entitled to dividend equivalents.

Other Stock-Based Awards.  The Committee may grant other stock-based awards that are denominated or payable in shares or valued in whole or in part by reference to shares, under such terms and conditions as the Committee may determine.

Performance Awards.  The Committee may grant performance awards, which may be cash, shares of Cenveo stock or other awards authorized by the 2017 Plan, which are payable upon the achievement of performance goals during performance periods, as established by the Committee.  Performance awards may, but need not, be structured to comply with the requirements for deductible "performance-based compensation" under Section 162(m) of the Internal Revenue Code.  No individual may be granted performance awards intended to be "performance-based compensation" under Section 162(m) denominated by reference to a number of shares (including but not limited to stock options, SARs, restricted stock, RSUs, performance awards, or other stock-based awards) of more than 60,000 shares in any calendar year or cash-based performance awards of more than $5,000,000 cash in any calendar year.  Performance awards intended to be "performance-based compensation" under Section 162(m) (other than options and SARs) may be based on any one or more of the following performance measures, which may be applied to the Company as a whole or to a subsidiary, operating unit or division: (1) earnings before interest, taxes, depreciation and/or amortization, including as may be adjusted; (2) operating income or profit; (3) operating efficiencies; (4) return on equity, assets, capital, capital employed, or investment; (5) after tax operating income; (6) net income; (7) earnings or book value per share; (8) cash flow(s); (9) total sales or revenues, or sales or revenues per employee; (10) production (separate work units or SWUs); (11) stock price or total shareholder return; (12) dividends; and (13) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or any combination thereof.  Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, past performance, and/or performance of other companies, and the earnings-based measures may use comparisons relating to capital, shareholders' equity and/or shares outstanding, or to assets or net assets.

Limitations on Transfer.  Awards are not transferable otherwise than by will or the laws of descent and distribution unless determined otherwise by the Committee.

Change in Control.  Except as otherwise provided in individual employment agreements, the Committee has the authority to determine the treatment of awards in the event of a change in control. A change in control is deemed to occur in general terms upon (1) the acquisition of 40% or more of the Company's voting securities, (2) the failure of the current directors (and any directors approved by them) to constitute two-thirds of the Company's board, (3) a merger in which the Company's shareholders before the transaction fail to own at least 60% of the voting power of the surviving corporation or the Company's directors fail to constitute at least two-thirds of the board of the surviving corporation, (4) a liquidation or dissolution of the Company or (5) the consummation of a sale of all or substantially all of the Company's assets.

Adjustments.  In the event of certain corporate transactions or events affecting the number or type of outstanding common shares of the Company, including, for example, a dividend or other distribution (whether in cash or stock), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or issuance of warrants, the Committee will make adjustments as it deems appropriate to prevent dilution or enlargement of benefits.  These adjustments include changing the number and type of shares to be issued under the 2017 Plan and as particular types of awards; changing the per-participant limitations on awards; and changing the number of shares (or amount of other property) subject to outstanding awards and the grant, purchase or exercise price of outstanding awards.  The Committee may also make adjustments in the terms of awards in connection with certain acquisitions, and make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or non-recurring events affecting the Company or its financial statements or of changes in applicable laws, regulations, or accounting principles.

Amendments.  The Board may amend the 2017 Plan from time to time.  The Board will seek shareholder approval of material amendments to the 2017 Plan as may be required by law, regulation or stock exchange.  The Committee may waive conditions or amend the term of outstanding awards, subject to certain limitations, such as the prohibition on repricing.

Federal Income Tax Consequences

The following is a very general description of some of the basic tax principles that apply to awards under the 2017 Plan.  The grant of an option or stock appreciation right will create no tax consequences for the participant or the Company.  A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply.  Upon exercise of a non-qualified option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price.  Upon a disposition of shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price, or (2) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option generally will result in capital gain or loss. Other awards under the 2017 Plan, including SARs, restricted stock, RSUs, and cash awards generally will result in ordinary income to the participant at the later of the time of delivery of cash or shares or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered shares or other property.

Certain awards under the 2017 Plan may be subject to requirements applicable to nonqualified deferred compensation under Section 409A of the Internal Revenue Code. If such awards fail to comply with the applicable requirements of Section 409A, the participant may be subject to an additional 20% income tax plus interest, and may be required to recognize income earlier than intended under the award.

Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an award, but will not be entitled to a tax deduction relating to amounts that represent a capital gain to a participant.  Thus, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid to each of certain executive officers to $1 million per year, but allows deductions in excess of this amount for "performance-based compensation" as defined under Section 162(m).  The 2017 Plan authorizes the Committee to grant awards that qualify as "performance-based compensation" as well as those that do not. The Company will not be entitled to a deduction with respect to payments that are contingent upon a change in control if such payments are deemed to constitute "excess parachute payments" under Section 280G of the Internal Revenue Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject recipients to a 20% excise tax.

This general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2017 Plan.  Different tax rules may apply to specific participants and transactions under the 2017 Plan.

The Board recommends you vote FOR the proposal to approve the Cenveo, Inc. 2017 Long-Term Equity
Incentive Plan.

Audit Committee

Audit Committee Report
The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the ‘‘Securities Act’’) or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has primary responsibility for the consolidated financial statements and the reporting process, including internal control over financial reporting. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report on such consolidated financial statements, including a report on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee monitors these processes through periodic meetings with management and the Independent Registered Public Accounting Firm.

In this context, the Audit Committee has met and held discussions with management and the Independent Registered Public Accounting Firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed with management and the Independent Registered Public Accounting Firm the Company’s audited financial statements for the fiscal year ended December 31, 2016. The Audit Committee also discussed with the Independent Registered Public Accounting Firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standards No. 16, Communication with Audit Committees.

In addition, the Audit Committee discussed with the Independent Registered Public Accounting Firm their independence from the Company and its management, and the Audit Committee has received from the Independent Registered Public Accounting Firm the written disclosures and letter required by Rule 3526 of the Public Company Accounting Oversight Board regarding the Independent Registered Public Accounting Firm’s communications with the Audit Committee concerning independence. The Audit Committee has concluded that the Independent Registered Public Accounting Firm is independent from the Company and its management.

The Audit Committee discussed with the Independent Registered Public Accounting Firm the overall scope and plans for their audit. The Audit Committee met periodically with the Independent Registered Public Accounting Firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements of the Company for the year ended December 31, 2016, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

THE AUDIT COMMITTEE Gerald S. Armstrong, Chair Dr. Mark J. Griffin Dr. Susan Herbst James G. Moorhead

Cenveo has a separately designated standing Audit Committee. The Audit Committee: (i) monitors the integrity of Cenveo's financial statements, including our financial reporting process; (ii) monitors our systems of internal control over financial reporting and compliance with legal and regulatory requirements; (iii) monitors the qualifications, independence and performance of our Independent Registered Public Accounting Firm; (iv) monitors the performance of our internal audit function and the independence and performance of our financial executives; (v) reviews our annual and quarterly financial statements; (vi) annually retains our Independent Registered Public Accounting Firm and approves the terms and scope of the work to be performed; and (vii) provides an avenue of communication among the Independent Registered Public Accounting Firm, management, the internal audit department and the Board. The members of the Audit Committee are Mr. Armstrong (Chair), Dr. Griffin, Dr. Herbst and Mr. Moorhead, each of whom was appointed by the Board of Directors.

The Board has adopted a written charter for the Audit Committee, which may be viewed on the Company's website at www.cenveo.com under "Investors-Governance." The Audit Committee performs a review and reassessment of its charter annually. The Audit Committee is composed entirely of independent directors in accordance with the applicable independence standards of the NYSE and Cenveo. The Board of Directors has determined that each member of the committee is financially literate under the NYSE's listing standards, satisfies the independence requirements of the NYSE's listing standards and satisfies the SEC's independence requirements for Audit Committee members. The Board has also determined that Mr. Armstrong is an "audit committee financial expert" and is independent as defined in the listing standards of the NYSE. Although the Board has determined that this individual has the requisite attributes defined under the rules of the SEC, his responsibility is the same as those of other Audit Committee members. He is not Cenveo's auditor or accountant and does not perform "field work" and is not a full-time employee. The SEC has determined that an audit committee member who is designated as an audit committee financial expert will not be deemed to be an "expert" for any purpose as a result of being identified as an audit committee financial expert. The Audit Committee is responsible for oversight of management in the preparation of Cenveo's financial statements and financial disclosures. The Audit Committee relies on the information provided by management and the Independent Registered Public Accounting Firm. The Audit Committee does not have the duty to plan or conduct audits or to determine that Cenveo's financial statements and disclosures are complete and accurate. Cenveo's Audit Committee charter provides that these are the responsibility of management and the Independent Registered Public Accounting Firm.

Independent Registered Public Accountant Fees and Services

Our Audit Committee has selected BDO USA, LLP as the Independent Registered Public Accounting Firm to perform the audit of the Company's consolidated financial statements for the fiscal year ending December 30, 2017. Representatives of BDO USA, LLP will be present at our Annual Meeting. They will be available to make a statement, if they desire to do so, or respond to appropriate questions after the meeting.

Audit and Non-Audit Services

To help ensure the independence of the Independent Registered Public Accounting Firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by its Independent Registered Public Accounting Firm. Pursuant to this policy, all audit and non-audit services to be performed by the Independent Registered Public Accounting Firm must be approved in advance by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

The Audit Committee reviewed all non-audit services provided by BDO USA, LLP with respect to 2016 and concluded that the provision of such services was compatible with maintaining their independence in the conduct of their auditing functions. All of the services provided by BDO USA, LLP described in the table below were approved by the Audit Committee. The aggregate fees incurred by the Company for audit and non-audit services in 2016 and 2015 were as follows:

Principal Accountant Fees
Item	2016	2015
Audit fees (1)	$1,677,606	$1,531,283
Audit-related fees	---	---
Tax Fees	---	---
All other fees	---	---
Total	$1,677,606	$1,531,283

(1)
For the audit of our annual consolidated financial statements including the Form 10-K, the audit of our internal control over financial reporting, the reviews of our consolidated financial statements included in the Company's reports on Form 10-Q filed with the SEC and for services that are normally provided by the Independent Registered Public Accounting Firm in connection with regulatory filings for those fiscal years.

Auditor Independence

For any non-audit services to be provided, the Audit Committee must approve these services once it is determined that those non-audit services are compatible with maintaining the independence of its Independent Registered Public Accounting Firm. The Company's Independent Registered Public Accounting Firm must provide the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Registered Public Accounting Firm's communications with the Audit Committee concerning independence and the committee discussed with its Independent Registered Public Accounting Firm their independence.

Compensation Discussion and Analysis

Human Resources Committee Report
The Human Resources Committee (the "committee") has reviewed and discussed the below Compensation Discussion and Analysis with the Company's management. Based on the review and discussions, the committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement. This report is provided by the following independent directors, who comprise the committee:

THE HUMAN RESOURCES COMMITTEE
Dr. Mark J. Griffin, Chair Gerald S. Armstrong

Quick Reference Guide

Executive Summary	Page 31
The Compensation Program	Page 33
Benefits	Page 38
The Human Resources Committee and Its Role	Page 40
Named Executive Officers	Page 41
Executive Compensation Tables	Page 42
Equity Compensation Plan Information	Page 47
Potential Payments on Termination or Change in Control	Page 48
Employment Contracts	Page 49
Potential Payments Upon Change in Control	Page 50

Executive Summary

The executive compensation program at Cenveo is designed to strike an appropriate balance between rewarding our executives for strong performance, ensuring long-term Company success, furthering shareholder interests and encouraging our executive talent to remain with the Company. Cenveo, its Board of Directors and management take compensation matters seriously.

We are a leading global provider of print and related resources, offering world-class solutions in the areas of envelope converting, commercial printing and label manufacturing. The Company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution.

Achieving our long-term goals requires a highly talented and motivated executive team. Also, given our prominence in the industry, many of our executives are potential candidates for senior leadership roles at other companies in our industry, as well as companies in many other industries. Thus, our overall executive compensation program is designed to be highly competitive with those companies in our industry, considering our size and scale, and also competitive with similar or larger companies in general. In addition, our executive compensation program is designed to strike an appropriate balance between rewarding our executives for strong performance, ensuring long-term Company success and encouraging our executives to remain with the Company.

While the annual shareholder advisory say-on-pay vote on executive compensation has approved our executive compensation in the past, during the course of 2016, the Company continued its practice of engaging its shareholders representing the majority of its shares outstanding about various topics, including its executive compensation philosophy.

Guiding Principles

Pay-for-Performance

•	Base Salary - Set for each executive based on level of responsibility in the organization, individual skills, performance, experience and market and peer group data.

•
Short-Term Incentive Program - Annual cash bonus plan; designated as the Management by Objective Plan ("MBO Plan") that rewards achievement of specific pre-set Company-wide financial goals, strategic initiatives and individual performance targets.

•	Long-Term Incentive Program - Predominantly equity based program thereby ensuring alignment with shareholders, with at least 50% of all current and future equity awards being performance based.

•	Overall compensation levels targeted at market and peer group medians, with a range of opportunity to reward strong performance and withhold rewards when objectives are not achieved.

By continuing to evaluate and modify our program as necessary and by designing our program around the following best practices, the committee has shown its commitment to paying for performance and aligning executive pay with shareholder interests.

Cenveo's executive compensation program has been designed to provide a total compensation package that will enable the Company to attract, retain and motivate people who are capable of discharging responsibilities in a company larger than its present size, thus ensuring leadership continuity for the organization as we grow.

Operating Highlights

Despite a challenging economic and operating environment in 2016, Cenveo performed well operationally in 2016 and produced the following key accomplishments for its shareholders:

•	Completed debt refinancing transaction which, among other things:

◦	Extended the maturity on $150 million of debt maturing in May 2017 until May 2024;

◦	$180 Million Principal Debt Reduction;

◦	$12.2 Million Reduction in Cash Interest Paid over 2015; and

◦	Added liquidity and reduced potential future dilution to current shareholders.

•	Improved Operating Cash Flow by $33 Million in 2016.

•	Completed the divestiture of the Company's packaging business for approximately $89 million in net proceeds; and

•	Delivered income from continuing operations of $70.8 million, or $7.63 per diluted share, compared to a loss of $19.5 million, or $2.30 per diluted share in 2015.

Shareholder Outreach

During the course of 2016, the Company continued its practice of engaging with shareholders about various corporate governance topics, including executive compensation. Meetings were held with institutional investors holding the majority of the shares outstanding, to, among other things, gather additional feedback on our compensation programs.

Our Board of Directors, Human Resources Committee and management value the opinions of our shareholders. At our 2016 Annual Meeting, approximately 92% of the votes cast on the say-on-pay proposal were in favor of our executive compensation. The committee considered these results and the feedback received from shareholders in the review and administration of our program throughout the year. The new features of our program for the past few years were established in part based on such results and feedback.

We believe 2016 compensation decisions and the overall executive compensation program are tailored to our business strategies, align pay with performance, and are consistent with the priorities of our shareholders. We will continue to consider the outcome of the say-on-pay votes when making future executive compensation decisions. In addition, we will continue our discussion with our shareholders regarding our executive compensation program.

The Compensation Program

Key Components

The Human Resources Committee (the "committee") continually evaluates Cenveo's compensation and benefits program in light of market and governance trends. Balancing these trends and the need to attract and retain talent, while focusing on delivering value for our shareholders, the committee has designed Cenveo's executive compensation program around the following key components:

▪	Base salary;

▪	Short-term annual incentive bonus under the MBO Plan;

▪	Long-term performance-based and other equity awards; and

▪	Other benefits, including an employee stock purchase plan, 401(k) plan and severance protection.

The committee annually reviews our executive compensation program to determine how well actual compensation targets and levels meet our overall philosophy and compares our executive compensation to executive compensation of companies in our peer group. Compensation targets and levels are reviewed against a peer group consisting of a broad range of printing and media companies similar in revenue size to Cenveo, as well as certain industrial companies of generally similar or larger size, complexity and scope, since we are significantly larger than most of our direct competitors and our markets for talent are necessarily broader. Our guiding principles and the structure of our executive compensation program are applied consistently to all NEOs. Any differences in compensation levels that exist among our NEOs are primarily due to differences in market practices for similar positions, differences in levels of responsibility, factors related to a newly hired NEO and/or the performance of individual NEOs.

The Compensation Program
Component	Description/Rationale	Determining Factors
Base Salary	▪Compensate for roles and responsibilities ▪Stable compensation element	▪ Level of responsibility ▪ Individual skills, experience and performance ▪ Market and peer group data
Short-Term Incentive Program
▪Annual cash bonus plan known as the MBO Plan
▪Reward achievement of specific, pre-set annual financial results and individual performance
▪Awards subject to a payout which ranges from 0% to 300% of target

▪ For 2016, achievement of Adjusted EBITDA target was the financial goal for the MBO Plan
▪ Individual performance goals were set for the NEOs, including as associated with the sale of the packaging division and the 2017 refinancing

Long-Term Incentive Program	▪Link awards to Company performance and increase linkage to shareholder value ▪Aids with retention
Performance Based
▪ PSUs tied to financial measures
▪ PSU awards can pay out at a range from 0% to 100% of target with no shares earned for performance below 75% of target
Time Vesting
▪ RSUs
▪ Stock options

Other Benefits
▪Provide basic benefits including:
- Medical, 401(k), ESPP and other broad-based plans
- Limited supplemental benefits: supplemental retirement, savings and insurance and deferred compensation
- Minimal perquisites, such as car allowance
▪ Level in the organization

Base Salary

Base salary is designed to compensate our NEOs in part for their roles and responsibilities as well as provide a stable and fixed level of compensation that serves as a retention tool throughout the executive's career. The Company has employment agreements with all of the NEOs that provide a minimum base salary. These initial base salaries were set considering: (i) each executive's role and responsibilities at the time the individual joined the Company or the agreements that were negotiated; (ii) the skills and future potential of the individual with the Company; and (iii) salary levels for similar positions in our target market. Annually, the committee reviews the base salaries of each NEO. Adjustments are made based on individual performance, changes in roles and responsibilities, and external market data for similar positions. In 2016, the committee made the following salary increases for certain NEOs in connection with merit increases or change in responsibilities: for Mr. Burton, Jr., $82,500 and for Mr. M. Burton, $82,500. Under the terms of Mr. Burton, Sr.'s employment agreement, no further increases to the CEO's base salary are permitted for the balance of the term.

Short-Term Cash Incentives

We provide annual incentive awards under our MBO Plan in the form of cash. These short-term cash incentives are designed to reward the achievement of specific, pre-set financial results of the Company and individual performance targets measured over the fiscal year for which that compensation is paid. The MBO maximums for 2016 were: for Mr. Burton, Sr., our CEO, 300% of base salary; for Messrs. Burton, Jr. and M. Burton, 120% of base salary; for Mr. Goodwin, 110% of base salary; and for Mr. Scheinmann, 75% of base salary.

The actual individual awards to executives are based not only on performance against Company-wide performance goals as described above, but also on each executive's performance against specific individual objectives. Goals for the CEO were recommended and approved by the committee, and specific individual objectives for the other NEOs were reviewed and approved by the CEO. The goals can vary from year-to-year depending upon the key business objectives and areas of emphasis for each business unit and each NEO. If the performance target or targets for the year are achieved, each executive may receive a bonus up to the maximum amount established by the committee at the beginning of the performance period. The committee and the Board review CEO performance and the final bonus determination for the CEO is made by the committee. The CEO reviews with the committee the other NEO payouts, including a discussion on performance against individual objectives, and the other NEO final bonus determinations are based on the committee's overall view of each NEO's performance. Given the vagaries of the marketplace and the possibility of unforeseen developments, the committee has discretionary authority to adjust such awards to reflect actual performance in light of such developments but never in excess of the maximum bonus amount established at the beginning of the performance period.

Given the Company's focus on paying down debt and lowering interest expense, incentive compensation was based on several items in 2016. These include pre-set Company financial performance goals and the achievement of other strategic initiatives. These goals were set by the committee after thorough discussion with management and review of business strategy and budgeted performance.  For 2016, the pre-set financial goal was $155 million in EBITDA for the 2016 calendar year. In addition, the Company also had goals associated with the successful sale of its packaging business and the successful refinancing of its 2017 debt maturities.

The committee reviewed the Company's completed 2016 performance against these goals. Despite a challenging economic and operating environment in 2016, the Company achieved 93% of its 2016 adjusted EBITDA target, refinanced its 2017 maturities and was successful in completing the sale of its packaging business. In particular, the refinancing transaction allowed the Company to extend the maturity on $150 million of debt maturing in May 2017 until May 2024. This transaction also allowed Cenveo to reduce its cash interest by more than $20 million annually in 2017 compared to 2015. The refinancing transaction also provided the Company with additional liquidity and minimized potential future dilution to the current shareholders. All of that was accomplished with minimal disruption to Cenveo's business and well in advance of the stated maturity of the May 2017 debt.

In addition, in the first quarter of 2016 the Company completed the sale of the packaging business for approximately $89 million in net proceeds. In keeping with the continued emphasis on long-term growth strategies, Cenveo decided to shed itself of this non-strategic asset to allow management to instead focus on its core operations, specifically envelope, label, and commercial print businesses, where the Company holds leading market or niche positions.

From an operations standpoint, in 2016 the Company delivered income from continuing operations of $70.8 million, or $7.63 per diluted share, compared to a loss of $19.5 million, or $2.30 per diluted share in 2015. For 2016, cash flow provided by operating activities of continuing operations was $49.4 million compared to $16.2 million in 2015.

Based upon these significant accomplishments, among others, the committee awarded Mr. Burton, Sr., and the other NEOs only approximately 38% and (on average) 22%, respectively, of their target bonus opportunity. The negative discretion exercised by the committee in awarding less than the full bonus opportunity was based on capitalization constraints as well as a comprehensive consideration of stockholder expectations.

Given the vagaries of the marketplace and the possibility of unforeseen developments, the committee has discretionary authority to adjust awards and performance targets, prior to the end of the plan year, to reflect actual performance in light of such developments but never in excess of the maximum bonus amount established by the committee. No adjustments to the MBO plan financial performance targets may be made after the end of the plan year.

Long-Term Incentive Awards

Our long-term incentive awards are used to link Company performance and increases in shareholder value to the total compensation for our NEOs. These awards are also key components of our ability to attract and retain our NEOs and are consistent with our emphasis on linking executive pay to shareholder value. Consistent with the Company's philosophy, at least 50% of all equity awards to management and the NEOs are required to be performance-based to more closely align compensation with performance. The performance criteria attached to these awards, as determined in previous years, may include the attainment of a specific amount of free cash flow.

Options have a per share exercise price of 100% of the fair market value of a share of our Common Stock on the date of grant and, accordingly, the value of the option is dependent on the future market performance of the Common Stock. The number of shares of Common Stock subject to options granted to our executive officers is generally based on the salary, responsibilities and performance of each officer. In addition, the committee reviews the number and value of options granted by selected peer companies in making option grants to our executive officers.

Restricted shares are shares of Common Stock that are subject to forfeiture. The shares vest on the basis of performance and/or continued employment as determined in advance by the committee. The shares generally are forfeited by participants if they leave Cenveo before the shares have vested. A participant who has received a grant of restricted shares could receive dividends and the right to vote those shares. Restricted shares may not be transferred, encumbered or disposed of until they have vested.

Each Restricted Share Unit ("RSU") has the fair market value of one share of Common Stock on the settlement date specified in the award agreement (generally the vesting date) and is paid in cash, shares or other property as determined by the committee. The RSUs vest on the basis of continued employment. A participant is credited with dividend equivalents on any vested RSUs when dividends are paid to shareholders, but is not entitled to dividend equivalents on unvested RSUs. RSUs generally may not be transferred prior to the delivery of the Common Stock.

When determining the appropriate combination of stock options, restricted shares, RSUs and Performance Stock Units ("PSUs"), our goal is to weigh the cost of these grants with their potential benefits as a compensation tool. We believe that providing combined grants of stock options, on the one hand, and restricted shares and/or RSUs and PSUs, on the other, effectively balances our objective of focusing the NEOs on delivering long-term value to our shareholders, with our objective of providing value to the executives with the equity awards. Stock options only have value to the extent the price of the Company's stock on the date of exercise exceeds the exercise price on the grant date, and thus are an effective compensation element only if the stock price increases over the term of the award. Unlike stock options, restricted shares and RSUs offer executives the opportunity to receive shares of the Company's stock on the date the restriction lapses. In the case of PSUs, executives have the opportunity to receive shares based on the attainment of specific performance measures. In this regard, RSUs and PSUs serve both to reward and retain executives, as all of the PSUs we have granted vest upon satisfaction of performance targets, and the RSUs vest over an extended period of time. The value of the RSUs and PSUs is linked to the price of the Company's stock on the date the RSU or PSU vests. Unvested stock options, RSUs and PSUs are forfeited if the executive voluntarily leaves the Company and generally are vested upon a change in control of the Company or if the Company terminates the executive's employment without cause.

Equity incentive compensation in the form of stock options, restricted shares, RSUs and PSUs will have a value that is contingent upon the performance of the Company's share price. For management, all equity awards, with the exception of PSUs, historically have vested ratably over a four-year period to further align our interest with shareholders. Consistent with the Company's compensation philosophy, at least 50% of all future awards to management, including NEOs, will be performance-based to more closely align compensation with performance. The number of RSUs that vested for each of the NEOs as well as the value realized by each executive upon such vesting is set forth in the Option Exercises and Stock Vested in Fiscal 2016 table on page 46. Given the timing of the Company's refinancing efforts in 2016, no long term awards were issued in 2016. If the stockholders approve the 2017 Long-Term Equity Incentive Plan, then the Company fully expects to make awards in 2017 that align the achievement of the Company's long term goals with management incentives.

Program Summary

The executive compensation program at Cenveo is designed to align shareholder interests in creating long-term value with Company needs to retain, motivate and reward executive talent. Our NEOs are critical to Cenveo's successes, and the committee believes that an incentive-based compensation structure is crucial to motivate our executives. Key features of the program's objectives, principles and design include the following:

•	Compensation levels designed to reward strong performance and withhold rewards when Company and individual objectives are not achieved;

•	Base salary is set for each executive based on level of responsibility in the organization and individual skills, performance and experience;

•	An annual incentive program, including the MBO Plan, that require the achievement of specific and pre-set financial goals and individual targets before any incentives are paid;

•	A primarily equity-based long-term incentive program of which at least 50% is tied to Company performance;

•	Stock ownership requirements for executives to further strengthen the alignment of executives and shareholders;

•
Compensation targets and levels reviewed against a broad range of printing and media companies similar in revenue size to Cenveo, as well as certain other companies that are our direct competitors, since we are significantly larger than most of our direct competitors and our markets for talent are necessarily broader;

•	The Company's practices and principles of no option repricing or option grants below fair market value, and no tax gross-ups on any benefits or perquisites; and

•	Minimal perquisites representing a de minimis percentage of the total compensation package.

Benefits

Our benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain high-caliber executives. Cenveo's primary benefits for executives include participation in the Company's broad-based plans: retirement plans, savings plans, the Company's health and dental plans, and various insurance plans, including disability and life insurance.

Cenveo also provides certain executives, including the NEOs, the following benefits:

Employee Stock Purchase Plan. In 2005, we adopted an employee stock purchase plan that allows our employees, including executives, to purchase our Common Stock at market prices on a monthly basis through payroll deductions. In 2007, we amended the plan to allow participation by our independent directors. Payroll deductions may not exceed $50,000 per month. Mr. Burton, Sr. and all NEOs participate in the ESPP.

In 2016, our CEO and Chairman, Robert G. Burton, Sr., purchased in the open market approximately 169,330 shares of the Company's stock. He is the largest individual owner of Cenveo stock. Mr. Burton, Sr. also has contributed $930,000 to the Cenveo Scholarship Program since its inception. Our other NEOs also invest in Company stock and are significant contributors to Cenveo's Scholarship Program. For their current stock ownership, see the Security Ownership of Certain Beneficial Owners and Management table on page 4.

Other Compensation. We provide our NEOs with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table on page 42 that we believe are reasonable, competitive and consistent with the Company's overall executive compensation program. We believe that these benefits generally allow our executives to work more efficiently. The costs of these benefits, which include car allowances and life insurance premiums, constitute only a small percentage of each NEO's total compensation.

Pension and Retirement Benefits

No Retirement Compensation for Executives. Our CEO and other executive officers receive no pension or other retirement payments or contributions from the Company.

No Deferred Compensation Plan for Executives. We have no deferred compensation plan for our executive officers.

401(k) Plan. We have a 401(k) plan to which all eligible employees, including executive officers, can contribute a portion of their compensation on a pre-tax basis. A plan participant can direct the investment of contributions into any of the twenty-three funds, including the Company's Common Stock. We do not match employee contributions under this plan, except as required under existing collective bargaining agreements.

Tax Deductibility Policy

The committee generally considers the deductibility of compensation for federal income tax purposes in the design of Cenveo's programs. Incentive compensation awarded to our NEOs in the future, except for RSUs that vest solely over time, may qualify as "performance-based compensation" and, thus, may be fully deductible by the Company for federal income tax purposes. While we generally would seek the deductibility of the incentive compensation paid to our NEOs, the committee intends to retain the flexibility necessary to provide cash and equity compensation in line with competitive practice, our compensation philosophy, and the best interests of our shareholders even if these amounts are not fully tax deductible. Our current long-term equity incentive plan, as well as the proposed 2017 Plan, is structured to give the committee the flexibility to grant awards that qualify as performance-based under Section 162(m) of the Internal Revenue Code ("IRC") as well as awards that do not qualify.

Employment and Severance Arrangements

Our CEO has an employment agreement that provides for his employment by Cenveo through December 31, 2017, subject to automatic one-year renewals absent notice of non-renewal by either party at least 90 days before the end of the term. The Compensation Committee recently has determined to allow the agreement to automatically renew and thus expire on December 31, 2020. The employment agreement was previously amended on December 30, 2008 in order to comply with regulations issued under Section 409A of the IRC. Our other NEOs have employment agreements that provide for severance in the event the Company terminates their employment without cause or they terminate their employment for good reason. If the Company terminates a NEO's employment "without cause," or if the NEO terminates his employment for "good reason," each as defined in the agreement, the executive's severance would include a lump sum severance payment, COBRA coverage for a specified period and immediate vesting of all outstanding stock options and other equity grants, each in the amounts specified under "Employment Contracts" on page 49.

Role of Compensation Consultant

Neither the Company nor the committee has used the services of any compensation consultant in matters affecting executive or director compensation.

Role of Company Management

Cenveo management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the committee, which makes the final compensation determinations. Separately, the committee makes the final determination on CEO compensation. The management team is responsible for the administration of the compensation program once the committee's determinations, including the terms of the Cenveo, Inc. 2017 Long-Term Equity Incentive Plan proposed hereunder and subject to stockholder approval, are finalized.

The Human Resources Committee and Its Role

The Human Resources Committee of the Board administers our executive compensation program. The committee establishes and monitors the Company's overall compensation strategy to ensure that executive compensation supports the Company's business objectives. In carrying out its responsibilities, the committee reviews and determines the compensation (including salary, short-term incentives, long-term incentives and other benefits) of the Company's executive officers, including all NEOs.

For a more complete description of the responsibilities of the committee, see The Role of the Board beginning on page 7 of this Proxy Statement, and the charter of the committee posted on Cenveo's website at www.cenveo.com under "Investors-Governance."

Human Resources Committee Interlocks and Insider Participation

All members of the Human Resources Committee during fiscal year 2016 were independent directors, and no member was an employee or former employee. No committee member had any relationship requiring disclosure under the section titled "Related Person Transactions" as discussed on page 6. During fiscal year 2016, none of our executive officers served on the Human Resources Committee (or its equivalent) or board of directors of another entity whose executive officer served on our committee.

There are no family relationships between directors, director nominees and executive officers except that Robert G. Burton, Sr. is father to Robert G. Burton, Jr. and Michael G. Burton.

Succession Planning

At each committee meeting, the committee meets and discusses the current performance of each of Cenveo's senior managers, including the NEOs, as well as reviews and discusses the current and future senior management organization of Cenveo. This ongoing review encompasses Mr. Burton, Sr.'s direct reports as well as his positions of Chairman and CEO. Mr. Burton, Sr. participates in these discussions and has recommended an organization in case he is unable to lead the Company. Mr. Burton, Sr. has told the committee and the Board that he has no intent to retire as long as he is in good health so that he can continue to increase shareholder value. As noted previously in this Proxy Statement, Mr. Burton, Sr. is Cenveo's largest individual shareholder. His employment agreement automatically renews for successive one-year periods unless either part notifies the other otherwise at least 90 days prior to the end of the then-current year. Accordingly, the agreement has renewed and will continue to renew annually until such notice is given. In this regard, the Compensation Committee recently determined, in order to assure continuity, that it currently intends not to give any such notice earlier than December 31, 2020. In furtherance of the Company's succession planning, in August, 2011, Mr. Burton, Sr. recommended and the Board unanimously approved the appointment of Robert G. Burton, Jr. to the position of President. The committee and all the independent directors serving on the Board feel very fortunate to have a global printing and media executive of Mr. Burton, Sr.'s stature and highly distinguished long-term track record serving as our Chairman and CEO.

Named Executive Officers

Position	Biographical Information
Robert G. Burton, Sr. Chairman and Chief Executive Officer	Please refer to page 18 for the biography of Mr. Burton, Sr.
Robert G. Burton, Jr. President	Please refer to page 19 for the biography of Mr. Burton, Jr.
Scott J. Goodwin Chief Financial Officer
Mr. Goodwin, 39, has served as Cenveo's Chief Financial Officer since August 2012 and was Chief Accounting Officer from April 2012 to August 2012. From June 2009 to April 2012, Mr. Goodwin served as Cenveo's Corporate Controller. Mr. Goodwin joined Cenveo as Assistant Corporate Controller in June 2006. From September 1999 to June 2006, he worked in public accounting at Deloitte & Touche, LLP. Mr. Goodwin is a CPA and received his Bachelor's degree in Accounting from The Citadel.

Michael G. Burton Chief Operating Officer
Mr. M. Burton, 39, has served as Cenveo's Chief Operating Officer since June 2014. From July 2013 to June 2014, he was President of the Print, Label and Packaging groups. In November 2010, Mr. M. Burton became President of the Label division and subsequently became responsible for the Packaging division in January 2012. From September 2005 to November 2010, Mr. M. Burton was Senior Vice President, Operations with a primary focus on procurement, information technology, environmental health & safety, and human resources. From 2003 to 2005, he was Executive Vice President, Operations of Burton Capital Management, LLC. He was a founding member of this group before he joined Cenveo in September 2005. Mr. M. Burton was previously Vice President of Commercial & Subsidiary Operations, a $600 million division of Moore Corporation Limited. Mr. M. Burton received his Bachelor of Arts degree from the University of Connecticut where he was captain of the football team. Michael G. Burton is the son of Robert G. Burton, Sr. and brother of Robert G. Burton, Jr.

Ian R. Scheinmann Senior Vice President, Legal Affairs and Company Secretary
Mr. Scheinmann, 48, has served as Cenveo's Senior Vice President, Legal Affairs since August 2010. He has also served as Cenveo's Company Secretary since June 2015. From May 2010 until August 2010, he served as Cenveo's in-house real estate counsel. Prior to his role as Cenveo's in-house counsel, Mr. Scheinmann was Cenveo's outside real estate counsel as a member of Rudoler & DeRosa, LLC in Bala Cynwyd, Pennsylvania, where his practice covered a wide range of real estate and business transactions. Prior to joining Rudoler & DeRosa, from August 2002 until March 2009, Mr. Scheinmann was a shareholder with the Philadelphia office of Greenberg Traurig, LLP. From 1995 until 2002, he was engaged in private practice with: (i) Dilworth Paxson, LLP in Philadelphia, Pennsylvania (September 2000 until July 2002); (ii) Anderson, Kill and Olick, P.C. in Newark, New Jersey and New York, New York (November 1996 until May 2000); and (iii) Weiner Lesniak in Parsippany, New Jersey (October 1995 until October 1996). Mr. Scheinmann received his Bachelor of Science in Business Administration from the John M. Olin School of Business at Washington University, St. Louis, Missouri and his J.D. with honors from Seton Hall University School of Law.

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Award (3)	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value and Non-qualified Deferred Compen-sation Earnings (4)	All Other Compensation (5)	Total
Robert G. Burton, Sr. Chairman and Chief Executive Officer	2016 2015 2014	$1,500,000 $1,500,000 $1,500,000	----- ----- -----	----- $714,000 -----	----- ----- -----	$987,500 $2,050,000 $2,250,000	----- ----- -----	$47,959 $41,124 $41,124	$2,535,459 $4,305,124 $3,791,124
Robert G. Burton, Jr. President	2016 2015 2014	$859,375 $806,250 $750,000	----- ----- -----	----- $273,700 -----	----- $12,900 -----	$673,750 $375,000 $486,250	----- ----- -----	$18,165 $17,340 $15,486	$1,551,290 $1,485,190 $1,251,736
Michael G. Burton Chief Operating Officer	2016 2015 2014	$859,375 $817,500 $778,750	----- ----- -----	-----$273,700 -----	----- $12,900 -----	$523,750 $393,000 $422,625	----- ----- -----	$18,089 $17,886 $16,886	$1,401,214 $1,514,986 $1,218,261
Scott J. Goodwin Chief Financial Officer	2016 2015 2014	$525,000 $495,000 $452,812	----- ----- -----	----- $214,200 -----	----- $8,600 -----	$500,468 $207,000 $247,813	----- ----- -----	$14,156 $11,858 $11,784	$1,039,624 $936,658 $712,409
Ian R. Scheinmann Senior Vice President, Legal Affairs and Company Secretary	2016 2015 2014	$285,000 $255,000 $229,999	----- ----- -----	----- $71,400 -----	----- $8,600 -----	$131,718 $145,000 $54,450	----- ----- -----	$9,273 $9,942 $9,906	$425,991 $489,942 $294,355

(1)
100% of our annual cash bonus is performance-based, and is therefore included under the "Non-Equity Incentive Plan Compensation" column. The requirements for receiving this bonus are described elsewhere in this Proxy Statement.

(2)
Represents the aggregate grant date fair value of RSUs and PSUs granted during 2015, computed in accordance with Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC") Topic 718 ("ASC 718"). Grant date fair value is calculated using the closing price of Cenveo stock on the date of grant. There were no RSUs or PSUs granted to NEOs during 2016 and 2014.

(3)
Represents the aggregate grant date fair value of stock options granted during 2015, computed in accordance with ASC 718. There were no stock options granted to NEOs during 2016 or 2014. For additional information, refer to note 12 of the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

(4)	We pay no pension or other retirement compensation to, and have no deferred compensation plan for, our NEOs.

(5)	This column reports perquisites of life insurance premiums, car allowances, and ESPP bonus match as shown in the following table.

Name	Life Insurance Premiums	Car Allowance	ESPP Bonus Match	Total
Robert G. Burton, Sr.	$15,759	$18,000	$14,200	$47,959
Robert G. Burton, Jr.	$765	$14,400	$3,000	$18,165
Michael G. Burton	$689	$14,400	$3,000	$18,089
Scott J. Goodwin	$506	$11,250	$2,400	$14,156
Ian R. Scheinmann	$423	$7,500	$1,350	$9,273

Grants of Plan-Based Awards in 2016

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold	Target	Maximum
Robert G. Burton, Sr.	$0	$0	$4,500,000
Robert G. Burton, Jr.	$0	$0	$1,031,250
Michael G. Burton	$0	$0	$1,031,250
Scott J. Goodwin	$0	$0	$577,500
Ian R. Scheinmann	$0	$0	$213,750

(1)
Reflects total amounts payable under MBO at maximum levels of performance. The performance targets and the extent to which they were achieved are discussed in The Compensation Program discussion under the subheading "Short-Term Cash Incentives" on page 35.

Outstanding Equity Awards at 2016 Fiscal Year-End

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options-Exercisable	Number of Securities Underlying Unexercised Options-Unexercisable (1)	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested
Robert G. Burton, Sr.	5/1/2013	-----	-----	-----	-----	4,688	$32,769
	5/20/2015	-----	-----	-----	-----	14,063	$98,300
Robert G. Burton, Jr.	1/12/2011	2,500	-----	$44.96	1/12/2017	-----	-----
	5/1/2013	1,406	469	$16.00	5/1/2019	781	$5,459
	5/20/2015	469	1,406	$19.04	5/20/2021	4,688	$32,769
Michael G. Burton	1/12/2011	2,500	-----	$44.96	1/12/2017	-----	-----
	5/1/2013	1,406	469	$16.00	5/1/2019	781	$5,459
	5/20/2015	469	1,406	$19.04	5/20/2021	4,688	$32,769
Scott J. Goodwin	1/12/2011	2,500	-----	$44.96	1/12/2017	-----	-----
	5/1/2013	938	312	$16.00	5/1/2019	625	$4,369
	5/20/2015	312	938	$19.04	5/20/2021	3,750	$26,213
Ian R. Scheinmann	1/12/2011	1,875	-----	$44.96	1/12/2017	-----	-----
	5/1/2013	938	312	$16.00	5/1/2019	312	$2,181
	5/20/2015	312	938	$19.04	5/20/2021	938	$6,557

The market value of the stock awards shown in the table is based on the closing market price of our stock on December 30, 2016, the last business day of the fiscal year, which was $6.99.

(1)	These options vest ratably over a four-year period at a rate of 25% per year.

(2)	All numbers in this column are unvested RSUs. These RSUs vest ratably over a four-year period at a rate of 25% per year.

Option Exercises and Stock Vested in Fiscal 2016

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (4)
Robert G. Burton, Sr.	----- -----	----- -----	4,688 (2) 4,688 (3)	$19,500 $37,500
Robert G. Burton, Jr.	----- -----	----- -----	781 (2) 1,563 (3)	$3,250 $12,500
Michael G. Burton	----- -----	----- -----	781 (2) 1,563 (3)	$3,250 $12,500
Scott J. Goodwin	----- -----	----- -----	625 (2) 1,250 (3)	$2,600 $10,000
Ian R. Scheinmann	----- -----	----- -----	312 (2) 312 (3)	$1,300 $2,500

(1)	No options were exercised by our NEOs in 2016.

(2)	Represents vesting of 25% of RSU awards granted on May 1, 2013.

(3)	Represents vesting of 25% of RSU awards granted on May 20, 2015.

(4)
Amounts reflect the market price of the stock on the date the award vested. The May 1, 2013 award vested on May 1, 2016; the closing price of Cenveo stock on that date was $4.16. The May 20, 2015 award vested on May 20, 2016; closing price of Cenveo stock on that date was $8.00.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders as of December 31, 2016	212,329 (1)(3)	$26.31 (2)	0 (3)
Equity compensation plans not approved by shareholders as of December 31, 2016 (4)	N/A	N/A	N/A
Total	212,329	$26.31	0

(1)	Includes 129,365 shares subject to outstanding stock options and 82,964 shares subject to outstanding RSU awards.

(2)	The weighted average exercise price does not take in account outstanding RSU awards because such awards have no exercise price.

(3)	These shares are issuable pursuant to awards made under our 2007 Plan, which expired in February 2017. Accordingly, as of the date hereof, no shares remain available for issuance under any equity compensation plans.

(4)
Does not include shares purchased under our employee stock purchase plan, which are purchased on the open market. The employees and directors participating in the plan pay the full market price for the shares. The Company does not reserve shares for this plan.

Potential Payments on Termination or Change in Control

Name	Cash Severance Payment	Continuation of Medical Benefits (1)	Accelerated Vesting of Equity Awards (2)	Total Termination Benefits
Robert G. Burton, Sr.
Voluntary Resignation	$0	$0	$0	$0
Retirement	$0	$0	$0	$0
Death	$0	$0	$0	$0
Disability	$3,000,000	$0	$0	$3,000,000
Without Cause or For Good Reason	$12,036,000	$33,282	$131,069	$12,200,351
Change in Control	$0	$0	$131,069	$131,069
Robert G. Burton, Jr.
Voluntary Resignation	$0	$0	$0	$0
Retirement	$0	$0	$0	$0
Death	$0	$0	$0	$0
Disability	$0	$0	$0	$0
Without Cause or For Good Reason	$2,010,900	$20,764	$38,228	$2,069,892
Change in Control	$0	$0	$38,228	$38,228
Michael G. Burton
Voluntary Resignation	$0	$0	$0	$0
Retirement	$0	$0	$0	$0
Death	$0	$0	$0	$0
Disability	$0	$0	$0	$0
Without Cause or For Good Reason	$2,010,900	$24,272	$38,228	$2,073,400
Change in Control	$0	$0	$38,228	$38,228
Scott J. Goodwin
Voluntary Resignation	$0	$0	$0	$0
Retirement	$0	$0	$0	$0
Death	$0	$0	$0	$0
Disability	$0	$0	$0	$0
Without Cause or For Good Reason	$1,111,500	$16,182	$30,581	$1,158,263
Change in Control	$0	$0	$30,581	$30,581
Ian R. Scheinmann
Voluntary Resignation	$0	$0	$0	$0
Retirement	$0	$0	$0	$0
Death	$0	$0	$0	$0
Disability	$0	$0	$0	$0
Without Cause or For Good Reason	$506,550	$24,070	$8,738	$539,358
Change in Control	$0	$0	$8,738	$8,738

(1)	Reflects payment of COBRA premiums under the executives' employment agreements.

(2)
Reflects the value of RSUs whose vesting is accelerated on the termination of employment and the option spread of stock options whose vesting is accelerated on the termination of employment, in each case based on the closing price of the Company's Common Stock of $6.99 on December 30, 2016, the last business day of the fiscal year.

Employment Contracts

The Company is party to employment agreements with all of the NEOs (collectively, the ‘‘Employment Agreements''). The Employment Agreements provide for termination of the executive's employment at any time by the Company with or without cause and by the executive with or without good reason. The executive would be entitled to a lump sum severance payment and certain health and welfare benefits upon the occurrence of certain events: (i) the Company's termination of the executive's employment for reasons other than for cause; or (ii) the executive's termination of his employment for good reason. Under the Employment Agreements, the lump sum severance payment for Mr. Burton, Sr. would be equal to two times his annualized total compensation, and for Messrs. Burton, Jr., Goodwin, M. Burton and Scheinmann, one times their annualized total compensation. Annualized total compensation is defined as the executive's base salary, target bonus opportunity and annual car allowance, at the effective rate immediately prior to the executive's termination date. The executive would also be reimbursed for COBRA coverage under the Company medical and dental plans for a period of up to 12 months for Messrs. Burton, Jr., Goodwin, M. Burton, and Scheinmann, and 24 months for Mr. Burton, Sr., and all outstanding stock options and other equity grants would immediately vest. There is no gross-up for excise taxes in any of the Employment Agreements.

If Mr. Burton, Sr.'s employment is terminated on account of a disability, he will be paid a lump sum equal to two times his base salary in effect at the time of such termination under his employment agreement. In the event an executive's employment is terminated for any other reason, including death, or upon voluntary termination by the executive without good reason, the executive is entitled to receive only his earned but unpaid salary through the date of termination plus all other amounts (other than any severance benefits) payable under the terms of the Company's benefit plans through the date of termination.

The Employment Agreements each contain non-competition and non-solicitation provisions on the part of the executives that match the time period for which severance is paid (12 months for Messrs. Burton, Jr., Goodwin, M. Burton, and Scheinmann, and 24 months for Mr. Burton, Sr.).
Definitions
"Cause" is defined for purposes of the Employment Agreements to mean:

•	willful and continued failure of the executive to perform his duties under the Employment Agreement;

•	willful engagement in illegal conduct or misconduct materially damaging to the Company and its subsidiaries;

•	conviction of, or pleading nolo contendere to a felony; or

•	dishonesty or misappropriation relating to the Company or any of its funds, properties or other assets; and

•
in the event that the event or condition is curable, failure to remedy such event or condition within 30 days following written notice thereof from the Company (and an affirmative vote by two-thirds of the Board in the case of Mr. Burton, Sr.).

"Good Reason" is defined for purposes of the Employment Agreements to mean:

•	a material diminution of the executive's authority, duties or responsibilities;

•	material reduction in executive's annual base salary;

•	relocation of the executive's place of employment more than 35 miles from his current location;

•	failure to continue the executive's participation in employee benefit plans, programs, arrangements and policies; or

•	a material breach of the Employment Agreement by the Company.
In Mr. Burton, Sr.'s agreement "Good Reason" also means:

•	failure of a successor company to assume the Employment Agreement;

•	failure to provide office space, related facilities and support personnel appropriate for the executive's responsibilities and position; or

•	without executive's prior written consent, removal of or failure to nominate, re-elect or re-appoint the executive to the Board, or failure by the Company to renew the Employment Agreement.

Potential Payments Upon Change in Control

An acquisition can take many months to complete, and during that time it is critical that the Company have continuity of its leadership. If we are in the process of being acquired, our officers may have concerns about their employment with the new Company. Our Change in Control policy set forth in the 2007 Plan (As Amended Effective April 30, 2009) offers benefits so that our officers may focus on the Company's business without the distraction of searching for new employment. The Change in Control policy covers our NEOs and certain other executives. Our policy defines a Change in Control as: (i) an acquisition of voting securities of the Company (the "Voting Securities") by any person which person has forty percent (40%) or more of the combined voting power of the then outstanding Voting Securities; (ii) the individuals who, as of the date of the grant under the Plan, are members of the Board, cease for any reason to constitute at least a majority of the board; or (iii) consummation of a merger, consolidation or reorganization involving the Company. Subject to approval by stockholders, the Cenveo, Inc. 2017 Long-Term Equity Incentive Plan provides that, except as provided otherwise in an individual's employment agreement with the Company, the committee will have the authority to determine the treatment of awards in the event of a Change in Control.

Effects of our Compensation Programs on Risk

All significant acquisitions and debt incurrences are reviewed, and must be approved, by senior management. Therefore, even though associates in our divisions may have performance targets that will be affected by growth or short-term profitability of their divisions, they are not in a position to cause us to undertake transactions that might expose us to risks that are material to us as a company without the concurrence of senior management.

Our senior managers and other members of our senior management team may participate in bonus programs that are based upon achievement of performance that may benefit from our growth or generating short-term profits. However, because most of the decisions that could expose us to significant risks relate to matters that affect us in the long-term, we do not believe that they expose us to significant risk.

In addition, because most of the senior managers have performance requirements based on our results as a company which do not relate to exposing the Company to financial exposure or surety, and are consistent with established industry practice, we do not think that, even when our incentive bonus programs are in effect, those programs create material incentives for senior management, or any other of our associates, to expose us to significant risk.

Other Information

Shareholder Proposals for the 2017 Annual Meeting

The last day for timely filing of a shareholder proposal: (i) to be included in the proxy statement relating to the 2017 Annual Meeting was December 27, 2016; and (ii) to not be included in the proxy statement relating to the 2017 Annual Meeting was January 27, 2017. As of the date of this Proxy Statement, the Board has not received notice of any shareholder proposals, and presently does not know of any business that will be presented for consideration at the meeting other than the proposals referred to above. If any other business is properly brought before the meeting for action by shareholders, your proxy gives Scott J. Goodwin, our Chief Financial Officer, and Ian R. Scheinmann, our Senior Vice President, Legal Affairs and Company Secretary, authority to vote on these matters in their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and persons who own more than 10% of the Company's Common Stock are required to file with the SEC, pursuant to Section 16(a) of the Exchange Act, initial reports of ownership and reports of changes in ownership of the Company's Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the best of our knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with, except for the filings of May 5th, 2016, which should have been filed by May 3rd, 2016.

Householding Information

No more than one Annual Report and Proxy Statement are being sent to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders at that address. Shareholders may request a separate copy of the most recent Annual Report and/or the Proxy Statement by sending a written request to Cenveo, Inc., 200 First Stamford Place, Stamford, Connecticut 06902, or by calling (203) 595-3000 from inside or outside the United States. Requests will be responded to promptly. Shareholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the Annual Report and/or the Proxy Statement may write or call the Company at the above address or phone number to request a change.

The Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner

Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, which are summarized below:

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered to be the SHAREHOLDER OF RECORD of those shares and these proxy materials are being sent directly to you by Cenveo. As the Shareholder of Record, you have the right to vote by proxy or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the BENEFICIAL OWNER of shares held in STREET NAME, and these proxy materials are being forwarded to you by your broker or bank, which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. If you wish to vote these shares at the Annual Meeting, you must contact your bank or broker for instructions as to how to do so. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares for you.

Shareholder Proposals for the 2018 Annual Shareholder Meeting

To Present a Proposal at the 2018 Annual Shareholder Meeting. The Company's Bylaws provide an advance notice procedure for a shareholder to properly bring business before an annual shareholder meeting. For any business, other than nominations of directors, to be properly brought before an Annual Meeting by a shareholder, the shareholder must have given timely notice thereof in writing (containing certain information specified in the Company's Bylaws about the shareholder and the proposed action) to the Company's Secretary. To be timely, a shareholder's notice must be delivered to or mailed and received at the Company's principal executive offices, 200 First Stamford Place, Stamford, Connecticut 06902, no less than 90 days prior to the anniversary date of the immediately preceding annual shareholder meeting. With respect to the 2018 annual shareholder meeting, a shareholder must send advance written notice of such business such that the notice is delivered to the Company's Corporate Secretary no later than February 6, 2018. A public announcement of an adjournment or postponement of an annual shareholder meeting shall not commence a new time period for the giving of shareholder notices. The shareholder must also be a shareholder of record at the time notice is delivered and entitled to vote at the meeting. These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement.

To Include a Proposal in the Company's Proxy Statement relating to the 2018 Annual Shareholder Meeting. In order to be considered for inclusion in the Company's proxy statement for the 2018 annual shareholder meeting, a shareholder proposal must be received by our Company Secretary at our principal executive offices, 200 First Stamford Place, Stamford, Connecticut 06902, no later than February 6, 2018. Such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

Shareholder List

A list of registered shareholders on the Record Date for the Annual Meeting will be available for inspection from March 13, 2017 through the Annual Meeting at the Company's principal executive offices, 200 First Stamford Place, Stamford, Connecticut 06902. The list will be available at the Annual Meeting and may be inspected by any shareholder who is present.

Available Materials

SHAREHOLDERS MAY REQUEST FREE COPIES OF CERTAIN MATERIALS (ANNUAL REPORT, FORM 10-K AND PROXY STATEMENT) FROM CENVEO, INC., 200 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902, ATTENTION: COMPANY SECRETARY. THESE MATERIALS MAY ALSO BE ACCESSED ON OUR WEBSITE AT www.cenveo.com.

ANNEX A
CENVEO, INC.
2017 LONG-TERM EQUITY INCENTIVE PLAN

SECTION 1	PURPOSE
This plan shall be known as the Cenveo, Inc. 2017 Long-Term Equity Incentive Plan (the "Plan"). The purpose of the Plan is to promote the interests of Cenveo, Inc. (the "Company") and its Subsidiaries and the Company's stockholders by (i) attracting and retaining key officers, employees, and directors of, and consultants to, the Company and its Subsidiaries and any future Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking such individuals' compensation to the long-term interests of the Company and its stockholders. With respect to any awards granted under the Plan that are intended to comply with the requirements of "performance-based compensation" under Section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with such requirements.

SECTION 2	DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

(a)"AFFILIATE" shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity's outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

(b)"AWARD" shall mean any Option, Stock Appreciation Right, Restricted Share, Restricted Share Unit, Performance Award, Other Stock-Based Award or other award granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee (or the Board) pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee (or the Board) may establish.

(c)"AWARD AGREEMENT" shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

(d)"BOARD" shall mean the Board of Directors of the Company.

(e)"CHANGE IN CONTROL" shall mean any of the following events:

(i)An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term Person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of the combined voting power of the then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any Subsidiary or (ii) the Company or any Subsidiary;

(ii)The individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that if the election or nomination for election by the Company's stockholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if (1) such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest or (2) such individual was designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this paragraph;

(iii) Consummation of a merger, consolidation or reorganization involving the Company, unless,

(A)The stockholders of the Company immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding Voting Securities of the corporation (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

(B)The individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation; and

(C)No Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of forty percent (40%) or more of the then outstanding Voting Securities) has Beneficial Ownership of forty percent (40%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities; or

(iv) The complete liquidation or dissolution of the Company; or

(v) The consummation of a sale or other disposition of all or substantially all of the assets of the Company to any Person, other than (i) a transfer to a Subsidiary or an employee benefit plan (or trust forming a part thereof) maintained by the Company or any Subsidiary, or (ii) a sale or disposition of all or substantially all of the assets of the Company to an entity at least sixty percent (60%) of the combined voting power of the Voting Securities of which are owned by Persons in substantially the same proportion as their ownership to the Company immediately prior to such sale.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increased the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

Notwithstanding the foregoing, with respect to any Award which constitutes "nonqualified deferred compensation" under, and subject to, Section 409A, to the extent necessary to comply with the requirements of Section 409A, the term "Change in Control" shall mean an occurrence that both (i) satisfies the requirements set forth above in the definition of "Change in Control", and (ii) is a "change in control event" as that term is defined in Section 1.409A-3(i)(5) of the Treasury Regulation.

(f)"CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall include all regulations promulgated thereunder and any successor provision thereto as in effect from time to time.

(g)"COMMITTEE" shall mean a committee of the Board composed entirely of Independent Directors, each of whom shall in addition satisfy the requirements to qualify as a "independent director" for purposes of Exchange Act Section 16 and Rule 16b-3 thereunder and an "outside director" for purposes of Section 162(m), and shall satisfy the independence standards for companies listed on the New York Stock Exchange.

(h)"CONSULTANT" shall mean any consultant to the Company or its Subsidiaries or Affiliates.

(i)"DIRECTOR" shall mean a member of the Board.

(j)"EMPLOYEE" shall mean a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.

(k)"EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended from time to time.

(l)"FAIR MARKET VALUE" with respect to the Shares, shall mean, (1) for all purposes other than a sale of the Shares on the open market, (i) the closing sales price of the Shares on the New York Stock Exchange, or any other exchange or market which is the primary trading market for the Shares, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith, by the Committee in its sole discretion in accordance with Section 409A; and (2) for purposes of a sale of a Share on the open market as of any date, the actual sales price on that date.

(m)"INCENTIVE STOCK OPTION" shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is both designated as an Incentive Stock Option and qualifies as an Incentive Stock Option within the meaning of Section 422 of the Code.

(n)"NON-QUALIFIED STOCK OPTION" shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan which either is designated as a Non-Qualified Stock Option or does not qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

(o)"NON-EMPLOYEE DIRECTOR" shall mean a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate.

(p)"OPTION" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(q)"OPTION PRICE" shall mean the purchase price payable to purchase one Share upon the exercise of an Option.

(r)"OTHER STOCK-BASED AWARD" shall mean any Award granted under Section 9 of the Plan.

(s)"PARTICIPANT" shall mean any Employee, Director, Consultant or other person who receives an Award under the Plan.

(t)"PERFORMANCE AWARD" shall mean any Award granted under Section 8 of the Plan.

(u)"PERSON" shall mean any individual, corporation, partnership, limited liability company, associate, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(v)"RESTRICTED SHARE" shall mean any Share granted under Section 7 of the Plan.

(w)"RESTRICTED SHARE UNIT" or "RSU" shall mean any unit granted under Section 7 of the Plan.

(x)"SEC" shall mean the Securities and Exchange Commission or any successor thereto.

(y)"SECTION 16" shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

(z)"SECTION 162(m)" shall mean Section 162(m) of the Code.

(aa)"SECTION 409A" shall mean Section 409A of the Code.

(bb)"SHARES" shall mean shares of the common stock, $0.01 par value, of the Company.

(cc)"STOCK APPRECIATION RIGHT" or "SAR" shall mean a stock appreciation right granted under Section 6 of the Plan that entitles the holder to receive, with respect to each Share as to which the award is granted, the excess of the Fair Market Value of a Share on the date of exercise over the Fair Market Value of a Share on the date of grant.

(dd)"SUBSIDIARY" shall mean any Person (other than the Company) of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

(ee)"SUBSTITUTE AWARDS" shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

SECTION 3	ADMINISTRATION

3.1Authority of Committee. The Plan shall be administered by the Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Independent Directors, all references in the Plan to the Committee shall be deemed to be references to the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant (which may include tandem awards, pursuant to which a Participant may receive the benefit of one Award only to the extent he or she relinquishes the tandem Award); (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with Awards; (iv) determine the timing, terms, and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be settled or exercised (subject to any limitations imposed by Section 409A and further subject to Section 12.2 hereof); (vi) determine (subject to any limitations imposed by Section 409A) whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) except to the extent prohibited by Sections 6.2 and 6.6 hereof and after taking Section 409A into consideration, amend or modify the terms of any Award at or after grant (with the consent of the holder of the Award to the extent required by Section 14.2 hereof); (x) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 14.1 hereof to amend or terminate the Plan.

3.2Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award.

3.3Action by the Committee. The Committee shall hold its meetings at such times and places and in such manner as it may determine. All determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a Secretary and may make such rules and regulations for the conduct of its business, as it shall deem advisable.

3.4Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to a committee of two or more officers or managers of the Company or of any Subsidiary or Affiliate the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act or who are otherwise not subject to such Section.

3.5No Liability. No member of the Board or Committee or any officer or employee of the Company to whom they have delegated authority under the Plan shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder, and the Company shall indemnify such individuals, to the fullest extent permitted by law, in respect of any such action or determination made in good faith.

SECTION 4	SHARES AVAILABLE FOR AWARDS

4.1Shares Available. Subject to the provisions of Section 4.2 hereof, the stock to be subject to Awards under the Plan shall be the Shares of the Company and the maximum number of Shares with respect to which Awards may be granted under the Plan shall be 400,000 (four hundred thousand) Shares. No more than 200,000 (two hundred thousand) Shares shall be issued with respect to Incentive Stock Options.

If, after the effective date of the Plan, any Shares covered by an Award granted under this Plan, or to which such an Award relates, are forfeited, or if such an Award is settled for cash or otherwise terminates, expires unexercised, or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, termination, expiration, or cancellation, shall again become Shares with respect to which Awards may be granted. In the event that withholding tax liabilities arising from any Award other than Options or SARs are satisfied by the withholding of Shares from such Award (at no more than the Company's minimum withholding rate), the number of Shares available for Awards under the Plan shall be increased by the number of Shares withheld. In the case of Options and SARs, any Shares that are withheld from an Award or separately surrendered by a Participant in payment of the exercise price or taxes relating to such Award, any unissued Shares resulting from the net settlement of such Award and any Shares purchased by the Company in the open market using the proceeds from exercise of an Option will not become available under the Plan.

4.2Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property) recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee, in its sole discretion, to be appropriate in order to prevent dilution or enlargement of benefits under the Plan, then the Committee shall, in such manner as it may deem equitable and taking Section 409A into account (and, with respect to Incentive Stock Options, in such manner as is consistent with Section 422 of the Code and the regulations thereunder): (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan and any limit on the number of Shares subject to Awards which may be granted to any individual Participant; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan; and (3) the grant or exercise price with respect to any Award under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; (ii) if deemed appropriate, provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award.

4.3Substitute Awards. Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation or company with which the Company combines shall not reduce the Shares available for Awards under the Plan.

4.4Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares that have been reacquired by the Company.

SECTION 5	ELIGIBILITY; PER-PERSON AWARD LIMITATION

5.1Eligibility. Any Employee, Director or Consultant shall be eligible to be granted Awards under the Plan; provided, however, that Independent Directors shall only be eligible to receive Awards granted consistent with Section 10 hereof.

5.2Per-Person Award Limitations.

(a)In the case of Awards that are intended to qualify as "performance-based compensation" under Section 162(m) and that are denominated by a number of Shares, including but not limited to Options, SARs, Restricted Shares, Restricted Units, Performance Awards, and Other Stock-Based Awards, the maximum number of Shares with respect to which such Awards may be granted to an eligible employee in any calendar year is 60,000 (sixty thousand) Shares (subject to adjustment as provided in Section 4.2). Awards that are not intended to qualify as "performance-based compensation" under Section 162(m) are not subject to annual limits under this Section.

(b)In the case of Awards that are intended to qualify as "performance-based compensation" under Section 162(m) and that are not denominated by reference to a number of Shares, the maximum amount or value which may be granted to an eligible employee in any calendar year is $5.0 million. The annual limit for grants of cash-based Awards under this paragraph is a separate limitation which is not affected by the number of Awards granted which are denominated by reference to a number of Shares. The maximum amount or value under this paragraph is measured as the maximum amount or value that the employee would be eligible to receive under the Award upon satisfaction of the performance conditions, without regard to whether such amount is to be paid at the end of the performance period or on a deferred basis or continues to be subject to any service requirement or other non-performance condition. As such, the maximum amount does not include any amounts which may be credited as dividends, dividend equivalents, or earnings on such Award either during or after the performance period.

SECTION 6	STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.1Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the Option exercise price or SAR base price and the conditions and limitations applicable to the exercise of each Option and SAR. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options, in each case with or without tandem SARs. In the case of Incentive Stock Options or tandem SARs related to such Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. A person who has been granted an Option or SAR under this Plan may be granted additional Options or SARs under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in Section 422(d) of the Code of the Company and its Subsidiaries) exceeds $100,000 (or such higher amount as is permitted in the future under Section 422(d) of the Code) such Options shall be Non-Qualified Stock Options.

6.2Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option. Notwithstanding the foregoing and except as permitted by the provisions of Section 4.2 and Section 14 hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options to reduce the Option Price of such Options, or (ii) cancel such Options and grant substitute Options with a lower Option Price than the canceled Options. Except with respect to Substitute Awards, SARs may not be granted with a base price less than the Fair Market Value of a Share on the date of grant.

6.3Term. Subject to the provisions of Section 6.5 hereof, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing, no Option or SAR shall be exercisable after the expiration of seven (7) years from the date such Option or SAR was granted.

6.4Exercise.

(a)Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter (subject to Section 12.2 hereof). The Committee shall have full and complete authority to determine, subject to Sections 6.5 and 12.2 hereof, whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine. Notwithstanding the foregoing, an Option or SAR may not be exercisable faster than (x) in equal installments over three (3) years after grant for time-based vesting (except for such Awards to Independent Directors, which may not be exercisable faster than one (1) year after grant for time-based vesting) or (y) the expiration of a performance period of at least one (1) year for performance-based vesting, in each case except as otherwise provided in Sections 12.1, 12.2 and 13 hereof.

(b)The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws.

(c)An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised, together with any applicable withholding taxes (unless the Committee has approved an alternative manner of satisfying the withholding requirements). A tandem SAR that is related to an Incentive Stock Option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value of a Share exceeds the Option Price of the related Option. The exercise of either an Option or tandem SAR shall result in the termination of the other to the extent of the number of Shares with respect to which either the Option or tandem SAR is exercised.

(d)Payment of the Option Price shall be made in cash or cash equivalents, or, at the discretion of the Committee and subject to applicable securities laws, (i) in whole Shares valued at the Fair Market Value of such Shares on the date of exercise, (ii) by a combination of such cash (or cash equivalents) and such Shares, (iii) by delivering a notice of exercise of the Option and simultaneously selling the Shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Price, together with any applicable withholding taxes, or (iv) by any other exercise method (including attestation of shares) approved by the Committee. Until the optionee has been issued the Shares subject to such exercise, he or she shall possess no rights as a stockholder with respect to such Shares.

(e)At the Committee's discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares, or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

6.5Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Option or SAR is otherwise to be granted pursuant to the Plan the optionee or rights holder owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option or tandem SAR to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than 110% of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

6.6Repricing. Notwithstanding any provision in the Plan to the contrary, without stockholder approval, neither the Board nor the Committee will amend or replace previously granted Options or SARs in a transaction that constitutes a "repricing," as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange.

SECTION 7	RESTRICTED SHARES AND RESTRICTED SHARE UNITS

7.1Grant.

(a)Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(b)Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Subject to Section 12.2 hereof, the Award Agreement shall set forth a period of time during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. Notwithstanding the foregoing, the restrictions shall lapse no sooner than (x) in equal installments over a period of at least one (1) year from the date of grant (for time-based vesting) or (y) the expiration of a performance period of at least one (1) year for performance-based vesting, in each case except as otherwise provided in Sections 12.1, 12.2 and 13 hereof. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Shares to forfeiture and transfer restrictions. Subject to the foregoing provisions of this Section 7.1(b) and Section 12.2 hereof, the Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards except that the Committee may not waive restrictions with respect to awards intended to qualify under Section 162(m) if such waiver would cause the award to fail to qualify as "performance-based" under Section 162(m).

7.2Delivery of Shares and Transfer Restrictions. At the time of a Restricted Share Award, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. Except as provided by the Committee pursuant to Section 15.11 hereof, the grantee shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends (subject to Section 12.3 hereof) and the right to vote such Shares, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; (iii) except as otherwise determined by the Committee at or after grant (subject to Section 12.2 hereof), all of the Shares shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of the Company for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met; and (iv) the grantee's right to dividends shall be subject to the Committee's discretion under Section 15.2 hereof and also subject to the restrictions contained in Section 12.3 hereof. Any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Shares subject to Restricted Share Awards shall be subject to the same restrictions, terms and conditions as such Restricted Shares.

7.3Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee (subject to Section 12.2 hereof), all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the Restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant's beneficiary or estate, as the case may be.

7.4Payment of Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. A Participant shall be credited with dividend equivalents on any vested Restricted Share Units credited to the Participant's account at the time of any payment of dividends to stockholders on Shares. The amount of any such dividend equivalents shall equal the amount that would have been payable to the Participant as a stockholder in respect of a number of Shares equal to the number of vested Restricted Share Units then credited to the Participant. Any such dividend equivalents shall be credited to the Participant's account as of the date on which such dividend would have been payable and shall be converted into additional Restricted Share Units (which shall be immediately vested) based upon the Fair Market Value of a Share on the date of such crediting, and shall be payable at the time set forth in the applicable Award Agreement. The grantee's right to dividend equivalents in respect of Restricted Share Units that are not yet vested shall be subject to the Committee's discretion under Section 15.2 hereof and the restrictions contained in Section 12.3 hereof. Except as otherwise determined by the Committee at or after grant (and subject to Section 12.2 hereof), Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous employment of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

SECTION 8	PERFORMANCE AWARDS

8.1Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish (which may be annual performance periods) and (iii) payable at such time and in such form as the Committee shall determine. Performance Awards may be in the form of cash, Shares (which need not be subject to further vesting), Options, SARs, Restricted Shares, RSUs, or Other Stock-Based Awards.

8.2Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.

8.3Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee (subject to any restrictions imposed by Section 409A), on a deferred basis. Except as provided by the Committee (and subject to Section 12.2 hereof), termination of employment prior to the end of any performance period, other than for reasons of death or disability, will result in the forfeiture of the Performance Award, and no payments will be made. A Participant's rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

8.4Section 162(m) Awards. Notwithstanding the foregoing provisions of this Section 8, any Award intended to qualify as "performance-based compensation" under Section 162(m) (other than Options and SARs) shall be subject to the additional limitations set forth in Section 11 hereof.

SECTION 9	OTHER STOCK-BASED AWARDS

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6, 7 and 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan (including without limitation Section 12.2 hereof) and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

SECTION 10	DIRECTOR AWARDS

The Board may provide that all or a portion of an Independent Director's annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of an Independent Director) in the form of Non-Qualified Stock Options, SARs, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Independent Director's service as a member of the Board (subject to Section 12.2 hereof), and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

SECTION 11	PROVISIONS APPLICABLE TO PERFORMANCE AWARDS

11.1If the Committee determines that a Performance Award (other than an Option or SAR) is intended to qualify as "performance-based compensation" for purposes of Section 162(m), the grant, exercise, vesting, and/or settlement of such Performance Award shall be contingent upon the achievement of a pre-established performance goal(s) and such Performance Award shall be subject to, and comply with, the terms and conditions of this Section 11.

11.2The Committee may grant Performance Awards which are intended to qualify as "performance-based compensation" under Section 162(m), whose grant or vesting is based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 11, performance goals shall be limited to one or more of the following Company, Subsidiary, operating unit or division financial performance measures:

(a)earnings before interest, taxes, depreciation and/or amortization;

(b)operating income or profit;

(c)operating efficiencies;

(d)return on equity, assets, capital, capital employed, or investment;

(e)after tax operating income;

(f)net income;

(g)earnings or book value per Share;

(h)cash flow(s);

(i)total sales or revenues or sales or revenues per employee;

(j)production (separate work units or SWUs);

(k)stock price or total shareholder return;

(l)dividends; or

(m)
strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders' equity and/or Shares outstanding, or to assets or net assets.

11.3To the extent necessary to comply with Section 162(m), with respect to grants of Performance Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m)), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Participant for such performance period. Following the completion of each performance period, the Committee shall certify in writing (in a manner which satisfies the requirements of Section 162(m)) whether the applicable performance targets have been achieved and the amounts, if any, payable to Participants for such performance period. In determining the amount earned by a Participant for a given performance period, unless otherwise provided in any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

11.4No provision of the Plan giving the Committee discretion to modify the terms of an Award shall be deemed to confer upon the Committee or other person discretion to increase the amount of compensation payable in connection with an Award that is intended to constitute "performance-based compensation" under Section 162(m) or otherwise modify the terms of such Award in a manner that does not satisfy Section 162(m).

SECTION 12	CERTAIN GENERAL PROVISIONS APPLICABLE TO AWARDS

12.1Termination of Employment. Except as otherwise provided in an employment agreement between a Participant and the Company or a Subsidiary, the Committee shall have the full power and authority (subject to Section 12.2 hereof) to determine the terms and conditions that shall apply to any Award upon the Company's termination of a Participant's employment or other service with the Company, its Subsidiaries and Affiliates without cause, a Participant's termination of employment or other service for good reason, or by reason of death, disability or retirement, and may provide such terms and conditions in the Award Agreement or (subject to any restrictions imposed by Section 409A) by amendment thereto or in such rules and regulations as it may prescribe.

12.2Minimum Vesting. Except as otherwise provided in an employment agreement between a Participant and the Company or a Subsidiary, notwithstanding any provision in the Plan to the contrary, no portion of any Award that is denominated by reference to a number of Shares shall vest prior to the first anniversary of the date of grant of the Award, except that the Committee may provide, at the time of grant or thereafter, for earlier vesting in the event of a Participant's disability (as such term is defined by the Committee) or death or in the event of a Change in Control or other corporate event described in Section 13 hereof. Notwithstanding the foregoing, up to 5% of the Shares that are authorized for grant under the Plan may be granted with a minimum vesting schedule that is shorter than that mandated in this Section 12.2.

12.3Limitation on Payment of Dividends and Dividend Equivalents. Notwithstanding any provision in the Plan to the contrary, no dividends or dividend equivalents shall be payable on an Award unless and until the vesting conditions applicable to the underlying Award have been satisfied.

SECTION 13	CHANGE IN CONTROL

13.1Except as otherwise provided in an employment agreement between a Participant and the Company or a Subsidiary, the Committee shall have the authority to determine the treatment of Awards in the event of a Change in Control.

13.2Upon (A) any Change in Control, (B) any reorganization, merger or consolidation as a result of which the Company is not the surviving corporation (or survives as a wholly-owned subsidiary of another corporation or entity), (C) a sale of substantially all the assets of the Company, (D) the dissolution or liquidation of the Company, or (E) the disposition of a subsidiary, affiliate or business unit of the Company, the Committee may take such action as it in its discretion deems appropriate to (1) accelerate the time when Awards vest, may be exercised and/or may be paid (subject to any limitations imposed by Section 409A); (2) cash out outstanding Awards through a payment of the in-the-money-value, if any, of the vested portion of such Awards (payable in cash, shares, or other property) at or immediately prior to the date of such event (it being understood that any Awards that are out-of-the-money may be canceled without any consideration); (3) provide for the assumption of outstanding Options, SARs, and other Awards (as adjusted to reflect the transaction) by surviving, successor or transferee corporations; (4) provide that in lieu of Shares, Participants shall be entitled to receive the consideration they would have received in the transaction in exchange for such Shares (or the fair market value of such consideration in cash); and/or (5) provide that Options and SARs shall be exercisable for a period of at least ten business days from the date of receipt by Participants of a notice from the Company of such proposed event, following the expiration of which period any unexercised Options and SARs shall terminate.

SECTION 14	AMENDMENT AND TERMINATION

14.1Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax, stock exchange, or other regulatory requirement with which the Board deems it necessary or desirable to comply; provided that any such waiver, amendment, alteration, suspension, discontinuance or termination that would materially adversely affect the rights of any Participants, or any holder or beneficiary, under any Award theretofore granted, shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary. Notwithstanding the foregoing, the Board reserves the right to amend the Plan without stockholder or Participant consent to the extent the Board determines that such amendment is necessary or desirable in order to comply with Section 409A. Notwithstanding the foregoing or any provision of Section 14.2 hereof to the contrary, the Board shall have the right, in its sole discretion, to terminate (or provide for the termination of) the Plan and/or all or selected Awards, and distribute (or provide for the distributions of) the compensation deferred thereunder, within 12 months following the occurrence of a "Change in Control Event" as defined for purposes of Section 409A.

14.2Amendments to Awards. Subject to the restrictions of Section 6.2 hereof, and after taking Section 409A into consideration, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially adversely affect the rights of any Participants, or any holder or beneficiary of any Award theretofore granted, shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary. Notwithstanding the foregoing, the Committee reserves the right to amend any Award without Participant consent to the extent the Committee determines that such amendment is necessary or desirable in order to comply with Section 409A.

14.3Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Notwithstanding the foregoing, the Committee shall not make any adjustments with respect to Awards intended to qualify under Section 162(m) if such adjustment would cause the Award to fail to qualify as "performance-based" under Section 162(m).

SECTION 15	GENERAL PROVISIONS

15.1Limited Transferability of Awards. Except as otherwise provided in the Plan, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution and/or as may be provided by the Committee in its discretion, at or after grant. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.

15.2Dividends and Dividend Equivalents. Except as provided in Section 7.4 hereof with respect to vested RSUs, in the sole and complete discretion of the Committee, an Award other than Options or SARs may provide the Participant with dividends or dividend equivalents, which may be payable in cash, Shares, other securities or other property on a current or deferred basis, subject to Section 12.3 hereof. All dividends or dividend equivalents which are not paid currently may, at the Committee's discretion, accrue interest, be reinvested into additional Shares or RSUs, or be credited as additional Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to the underlying Award. The total number of Shares available for grant under Section 4 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as additional Awards.

15.3No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

15.4Share Restrictions. All Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any certificates for such Shares or other securities to make appropriate reference to such restrictions.

15.5Share Certificates. All provisions under this Plan calling for the delivery of Share certificates may be satisfied by recording the respective person as the owner of the Shares on the books of the Company, if permitted by applicable law.

15.6Withholding. A Participant may be required to pay to the Company or any Subsidiary or Affiliate, and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other taxes in respect of an Award, its exercise or vesting, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

15.7Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail.

15.8Section 409A; Tax Treatment.

All Awards granted under the Plan are intended to be exempt from the requirements of Section 409A or, if not exempt, to satisfy the requirements of Section 409A, and the provisions of the Plan and any Award granted under the Plan shall be construed in a manner consistent therewith. Notwithstanding any provision of the Plan or any Award to the contrary, any amounts payable under the Plan on account of termination of employment to an Award holder who is a "specified employee" within the meaning of Section 409A which constitute "deferred compensation" within the meaning of Section 409A and which are otherwise scheduled to be paid during the first six months following the Award holder's termination of employment (other than any payments that are permitted under Code Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of the Award holder's termination of employment (or until the Award holder's death, if earlier), at which time all payments that were suspended shall be paid to the Award holder in a lump sum. The "specified employees" of the Company shall be determined in such manner as may be specified by resolution of the Committee in accordance with Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any Award under this Plan which constitutes "deferred compensation" within the meaning of Section 409A providing for the payment of any amounts upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A.

Although the Company may endeavor to qualify an Award for favorable tax treatment or to avoid unfavorable tax treatment, the Company makes no representation that the desired tax treatment will be available and expressly disclaims any liability for the failure to maintain favorable or avoid unfavorable tax treatment.

15.9No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, SARs, restricted shares, restricted share units, other stock-based awards or other types of Awards provided for hereunder.

15.10No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or

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Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

15.11No Rights as Stockholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Shares.

15.12Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Colorado without giving effect to conflicts of laws principles.

15.13Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

15.14Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Exchange Act Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary.

15.15No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

15.16No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

15.17Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 16	TERM OF THE PLAN

16.1Effective Date. The Plan shall be effective as of March 22, 2017, the date that it was approved by the Board, subject to approval by the Company's stockholders at the 2017 annual meeting.

16.2Expiration Date. No new Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth (10th) anniversary of the Effective Date.
No Award intended to qualify as performance-based compensation under Section 162(m) shall be granted after the Company's annual meeting held in 2022 unless the material terms of the performance goals (as defined in Section 162(m)) have been reapproved by the Company's stockholders within the five years prior to such grant.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Robert G. Burton, Sr. 02 Gerald S. Armstrong 03 Robert G. Burton, Jr. 04 Dr. Mark J. Griffin 05 Dr. Susan Herbst
06 James G. Moorhead

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2 Proposal to ratify the appointment of BDO USA, LLP as the Company's independent auditors for the fiscal year ending December 30, 2017.	☐	☐	☐
3 Proposal to approve, by a non-binding, advisory vote, 2016 compensation paid to the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
4 Proposal to recommend, by a non-binding advisory vote, the frequency of shareholder votes to approve the compensation of the Company's named executive officers every:	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 5 and 6.	For	Against	Abstain
5 Proposal to approve the Cenveo, Inc. 2017 Long-Term Equity Incentive Plan.	☐	☐	☐
6 Attend to any other business properly presented at the meeting or any adjournment therof.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

CENVEO, INC.
SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS, April 27, 2017

The undersigned, revoking any proxy heretofore given, hereby appoints, as proxies for the undersigned, Scott J. Goodwin and Ian R. Scheinmann, or either of them, with full power of substitution, to vote all shares of the capital stock of CENVEO, INC., a Colorado corporation (hereinafter, the "Company"), that the undersigned is entitled to vote at the Company's Annual Meeting of Shareholders to be held on Thursday, April 27, 2017 at 8:00 a.m. Eastern Time at the offices of CENVEO, INC., 200 First Stamford Place, Stamford, Connecticut, receipt of notice of which meeting and the proxy statement accompanying the same being hereby acknowledged by the undersigned, and at any adjournments or postponements thereof, upon the matters described in the notice of meeting and proxy statement and upon such other business as may properly come before the meeting, or any adjournments or postponements thereof.

Each properly executed proxy will be voted in accordance with the specifications made on the reverse side of this card and in the discretion of the proxies on any other matter that may come before the meeting. Where no choice is specified, this proxy will be voted **FOR** all listed nominees to serve as directors, 1 year for proposal 4, and FOR proposals 2, 3, 5 and 6.

Continued and to be signed on reverse side

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